EXHIBIT INDEX


EXHIBIT NO.                   DESCRIPTION


2.1 Stock Purchase Agreement, dated December 3, 1997, by and between Roy E. Greenlees, Lorie Greenlees, Janet Marshall (collectively "Sellers") and MFRI, Inc. ("Buyer")

                            EXHIBIT 2.1

                     STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT dated December 3, 1997 is by and between ROY E. GREENLEES ("Ted"), LORIE GREENLEES ("Lorie"), JANET MARSHALL ("Marshall) and MFRI INC., a Delaware corporation ("Buyer").


                             RECITALS

     A. TDC Filter Manufacturing, Inc., a Delaware corporation (the "Company"), is engaged in the business of manufacturing and selling pleated air filtration products (the "Business").

     B. Ted and Lorie, as joint tenants with right of survivorship and not as tenants in common, and Marshall (collectively the "Sellers") are the owners of all the issued and outstanding shares of capital stock of the Company and Ted is the owner of the real estate commonly known as 1331 South 55th Court, Cicero, Illinois 60650, which is the location of the Company's facilities, and the parking lot across the street (such real estate and parking lot being referred to collectively as the "Real Estate").

     C. Buyer desires to purchase all the outstanding shares of capital stock of the Company from Sellers, and Sellers desire to sell such shares to Buyer, all on the terms and conditions hereinafter provided.

     D. Buyer desires to purchase the Real Estate from Ted, and Ted desires to sell the Real Estate to Buyer, all on the terms and conditions provided in the Real Estate Sales Contract (as hereinafter defined).

     E. Buyer desires that the Company be protected and indemnified from all liabilities other than the Continuing Liabilities (as hereinafter defined), and Sellers are willing to provide such protection and indemnification, to the extent and on the terms and conditions hereinafter provided.


                            AGREEMENTS

     In consideration of the mutual covenants and agreements of the parties and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                             ARTICLE 1.

            PURCHASE AND SALE OF SHARES AND REAL ESTATE

     A. SHARES. At the Closing (as hereinafter defined), Sellers shall sell, assign and transfer to Buyer all of the outstanding shares of capital stock of the Company (the "Shares"), and Buyer shall purchase the Shares from Sellers, for the price and in accordance with the provisions of this Agreement.

     B. REAL ESTATE. At the Closing, Ted shall sell the Real Estate to Buyer, and Buyer shall purchase the Real Estate from Ted, on the terms and conditions set forth in the Real Estate Sales Contract of even date hereof (the "Real Estate Sales Contract"), which Ted and Buyer are executing concurrently with the execution and delivery of this Agreement.


                              ARTICLE 2.

                               CLOSING

     A. CLOSING. The closing ("Closing") of the purchase and sale of the Shares and Real Estate shall take place at the offices of Rudnick & Wolfe, 203 North LaSalle Street, Suite 1800, Chicago, Illinois 60601 concurrently with the execution and delivery of this Agreement. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

     B. EFFECTIVE TIME. The effective time of the Closing shall be the close of business on the Closing Date.


                            ARTICLE 3.

                 PURCHASE PRICE AND PAYMENT TERMS

     A.   PURCHASE PRICE.

          1. The purchase price for the Shares ("Purchase Price") is $8,200,000, reduced by the Capital Debt (as hereinafter defined), which Buyer shall pay in full at the Closing ("Estimated Share Price"), subject to post-closing adjustments pursuant to Sections 3.3, 3.4, 3.5 and 3.6 of this Agreement (the "Cash Purchase Price"), and options to purchase 75,000 shares of Buyer at the Fair Market Value (as defined herein) thereof, such options (the "Options") to be in the form attached as Exhibit "A" to the Disclosure Schedules (as hereinafter defined). As used herein, "Disclosure Schedules" mean the Disclosure Schedules being executed and exchanged by the parties concurrently with the execution and delivery of this Agreement. As used herein, "Fair Market Value" means the average of the high and low sales prices of a share of common stock of Buyer on the National Market tier of the Nasdaq Stock Market ("Nasdaq") as reported in THE WALL STREET JOURNAL for the five (5) preceding trading days on which the common stock of Buyer is traded immediately prior to the Closing Date.

          2. As used in this Agreement, "Capital Debt" means the amount required to prepay in full on the Closing Date the indebtedness of the Company for borrowed money set forth on Section 3.1 of the Disclosure Schedules, including all interest and prepayment premiums thereon.

          3. Any payments made to or by Sellers pursuant to this Agreement shall be made 94% to or by Ted and Lorie and 6% to or by Marshall, including but not limited to payments from the General Escrow Deposit, but excluding payments with respect to the Tax Escrow Deposit as described herein which shall be made by Ted and Lorie. The Options shall be issued 94% to Ted and Lorie and 6% to Marshall.

     B. MANNER OF PAYMENT OF CASH PURCHASE PRICE. At the Closing, Buyer shall pay the Estimated Share Price to Sellers as follows:

          1. $750,000 (the "General Escrow Deposit") shall be paid by wire transfer to Chicago Title and Trust Company, as escrow agent (the "General Escrow Agent"), to be held by the General Escrow Agent pursuant to the Escrow Agreement in the form attached as Exhibit "B" to the Disclosure Schedules (the "General Escrow Agreement"), which the parties shall execute and deliver at the Closing;

          2. $200,000 (the "Tax Escrow Deposit") shall be paid by wire transfer to American National Bank and Trust Company of Chicago, as escrow agent (the "Tax Escrow Agent"), to be held by the Tax Escrow Agent pursuant to the Escrow Agreement in the form attached as Exhibit "C" to the Disclosure Schedules (the "Tax Escrow Agreement"), which the parties shall execute and deliver at the Closing; and

          3. the balance shall be paid to Sellers by wire transfer of immediately available funds to such bank account as Sellers shall designate by written directions given to Buyer by Sellers.

In addition, Buyer shall cause the Company to prepay the principal of and all unpaid accrued interest on all Capital Debt in full at the Closing, other than the indebtedness to the Town of Cicero, and shall deliver to Sellers the release of their personal guaranty of any of the Capital Debt.

     C.   WORKING CAPITAL ADJUSTMENT.

          1. The Cash Purchase Price shall be subject to increase or decrease after the Closing for Working Capital Adjustment. "Working Capital Adjustment" means the sum of (i) the amount by which Primary Working Capital (as hereinafter defined) is more or less than $600,652 ("Target Working Capital"), with the Cash Purchase Price being increased by any excess above $600,652 or decreased by any deficiency, and (ii) the amount by which all Current Liabilities (as hereinafter defined) which are not included in Primary Working Capital are not current as of the Closing Date in accordance with their respective terms or applicable legal requirements. As used in this Agreement, "Primary Working Capital" means the sum of cash, accounts receivable and inventory less accounts payable, determined as of the close of business on the Closing Date in accordance with the same accounting principles which were used for purposes of preparing the Reference Balance Sheet (as hereinafter defined). As used in this Agreement, "Current Liabilities" means those liabilities of the Company as of the close of business on the Closing Date, which are classified as current liabilities in accordance with generally accepted accounting principles.

          2. Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Sellers Buyer's determination of the Working Capital Adjustment, together with a reconciliation of the amounts used in determining the Working Capital Adjustment to the amounts used in the Closing Balance Sheet (as defined in Section 3.4(c)). Sellers shall have the right to object to any amount included in Buyer's determination of the Working Capital Adjustment; PROVIDED, that Sellers may not object if such amounts were determined in accordance with the same accounting principles used in preparing the Reference Balance Sheet. If Sellers do not object to Buyer's determination of the Working Capital Adjustment within thirty (30) days after delivery of such determination to Sellers, then Buyer's determination of the Working Capital Adjustment shall be final, binding and conclusive on the parties. If Sellers object to any amount included in Buyer's determination of the Working Capital Adjustment, they shall do so by notifying Buyer thereof in writing within thirty (30) days after delivery of Buyer's determination to Sellers, which notice shall specify the grounds for such objection in reasonable detail. The parties shall endeavor to resolve promptly the matters to which Sellers objected. If the parties are unable to resolve Sellers' objections within thirty (30) days after Sellers notified Buyer of their objections, the matters in dispute shall be submitted to the Dispute Accountants (as hereinafter defined) for resolution, and the resolution by the Dispute Accountants shall be final, binding and conclusive on the parties. As used herein, "Dispute Accountants" shall mean a firm of independent certified public accountants of recognized standing in the Chicago area agreed upon by the parties, or if the parties are unable to agree on such firm within 14 days after the expiration of the thirty (30) day period referred to above, such a firm selected by Deloitte & Touche and McLean, Kohn & Debes Ltd., or if such a firm has not been selected by Deloitte & Touche and McLean, Kohn & Debes Ltd. within 14 days after either party requests them to do so, such a firm selected by the Court of Chancery upon application by either of the parties to do so. The Dispute Accountants shall be jointly instructed by Buyer and Sellers to determine the disputed amounts in accordance with the procedures delineated in this Section and report their conclusions to the parties as promptly as possible after the submission of such disputed amounts. The Dispute Accountants shall have no right, authority or discretion to employ any accounting standard or principles except for those called for pursuant to this Section. The fees and disbursements of the Dispute Accountants shall be allocated between Buyer and Sellers in the manner provided in the last paragraph of Section 3.4.

          3. If the Primary Working Capital as finally determined pursuant to this Section is less than the Target Working Capital, the amount of such difference shall be referred to herein as the "Working Capital Deficiency". If the Primary Working Capital as finally determined pursuant to this Section is more than the Target Working Capital, the amount of such difference shall be referred to as the "Working Capital Surplus". The amount of Current Liabilities that were not included in Primary Working Capital and which are not current as of the Closing Date in accordance with their respective terms or applicable legal requirements as finally determined pursuant to this Section is referred to herein as the "Non-Primary Working Capital Deficiency".

     D.   NET WORTH ADJUSTMENT.

          1. The Estimated Share Price shall be subject to increase or decrease after the Closing for the difference between the Reference Net Worth (as hereinafter defined) and the Closing Net Worth (as hereinafter defined). As used herein, "Reference Net Worth" means $812,806, being the amount by which the assets of the Company exceeded its liabilities as of September 30, 1997, as set forth in the balance sheet of the Company attached as Exhibit "D" to the Disclosure Schedules (the "Reference Balance Sheet"). As used in this Agreement, "Closing Net Worth" means the difference between the assets and the liabilities of the Company as set forth in the Closing Balance Sheet (as hereinafter defined) as finally determined pursuant to this Section 3.4.

          2. A complete physical count of the inventory of the Company was taken on October 31, 1997 by the Company, and was observed by Deloitte & Touche (the "Accountants") and Buyer. Such inventory count shall be adjusted for all transactions affecting inventory which occurred after October 31, 1997 through and including the Closing Date. The inventory, so counted and adjusted shall be valued at the lower of cost or market consistent with the pricing practices previously employed by the Company, subject to a reserve for obsolete and unusable Inventory of $15,000. In valuing such inventory, the uniform cost capitalization added to inventory shall be $30,000. Raw materials and finished inventory which existed as such at September 30, 1997 shall not be valued in excess of the book value thereof used for purposes of preparing the Reference Balance Sheet.

          3. Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Sellers a balance sheet of the Company as of the close of business on the Closing Date audited by the Accountants ("Closing Balance Sheet"), showing as assets the assets of the Company and as liabilities only the Continuing Liabilities (as defined in Section 11.3) and the Capital Debt, with such assets and liabilities determined from the books and records of the Company in accordance with GAAP (as hereinafter defined), applied consistently with the manner used in preparing the March 31 Balance Sheet (as defined in Section 4.10) except (i) where inconsistent with GAAP, or (ii) as otherwise specifically provided in this Section or in Section 3.4(c) of the Disclosure Schedules. For purposes of preparing the Closing Balance Sheet, (i) intangible assets shall be valued at the amount thereof included in the Reference Balance Sheet, less amortization consistent with the Company's past practices, (ii) no reserve shall be established for doubtful collection of accounts receivable in view of Sellers' guaranty of the collectibility thereof set forth in
Section 6.2, (iii) no reserve shall be established for warranty costs in view of Sellers' covenants with respect to such costs set forth in
Section 6.3, (iv) the reserve for unpaid accrued vacation shall be established in accordance with GAAP, (v) no value shall be given to any fixed asset that was included in determining the Reference Balance Sheet that is not present as of the Closing, (vi) no value shall be attributed to any net operating loss carry forward available to the Company, and (vii) no effect shall be given to any capital contribution made to the Company by Buyer on the Closing Date or to any payment of liabilities of the Company made by Buyer on the Closing Date pursuant to this Agreement and such liabilities shall be treated as if they were outstanding. As used in this Agreement, "GAAP" means generally accepted accounting principles.

     Sellers shall cooperate fully with the Accountants in their audit of the Closing Balance Sheet and shall cause McLean, Kohn & Debes Ltd. to cooperate with the Accountants with access to work papers in its possession that are Company prepared, for purposes of auditing the Closing Balance Sheet. For those accounts requiring historical information, McLean, Kohn & Debes Ltd. will provide work papers to the extent those files exist.

          4. Buyer shall pay the fees and expenses of the Accountants for auditing the Closing Balance Sheet.

          5. Sellers shall have the right to object to any amount shown on the Closing Balance Sheet; PROVIDED that Sellers may not object to the principles used in determining the amounts shown on the Closing Balance Sheet if such principles are GAAP applied consistently with those used in preparing the March 31 Balance Sheet or are consistent with the exceptions to GAAP set forth in this Section or in Schedule 3.4(c) of the Disclosure Schedules. If Sellers do not object to the amounts shown on the Closing Balance Sheet within thirty (30) days after delivery of the Closing Balance Sheet to Sellers, then the amounts shown on such Closing Balance Sheet shall be final, binding and conclusive on the parties. If Sellers object to any amount shown on the Closing Balance Sheet, they shall do so by notifying Buyer thereof in writing within thirty (30) days after delivery of the Closing Balance Sheet to Sellers, which notice shall specify the grounds for such objection in reasonable detail. The parties shall endeavor to resolve promptly the matters to which Sellers objected. If the parties are unable to resolve Sellers' objections within thirty (30) days after Sellers notified Buyer of its objections, the matters in dispute shall be submitted to the Chicago, Illinois offices of a mutually acceptable independent accounting firm not previously engaged by either party ("Dispute Accountants") for resolution, and the resolution by such firm of independent certified public accountants of such matters shall be final, binding and conclusive on the parties. The Dispute Accountants shall be jointly instructed by Buyer and Sellers to determine the disputed amounts in order to carry out the intent of this Agreement in accordance with the procedures delineated in this Agreement, and report their conclusions to the parties as promptly as possible after the submission of such disputed amounts. The Dispute Accountants shall have no right, authority or discretion to employ any accounting standard or principles except for those called for pursuant to this Agreement.

     Nothing herein shall be construed (i) to authorize or permit the Dispute Accountants to arbitrate or determine any question or matter whatever under or in connection with this Agreement except the determination of what adjustments, if any, must be made in the Closing Balance Sheet in order for the appropriate determination to be made in accordance with the provisions of this Section, or (ii) to require the Dispute Accountants to follow rules of the American Arbitration Association or of any other body in making such determination.

     The fees and disbursements of the Dispute Accountants shall be allocated between Buyer and Sellers in the same proportion as which the difference between the ultimate determination of the disputed items by the Dispute Accountants and Buyer's and Sellers' respective positions on such disputed items bear to each other. For example, if (a) Sellers believe the Closing Balance Sheet should reflect an adjustment of an item by a positive $100,000, (b) Buyer claims no adjustment should be made, and (c) the Dispute Accountants determine that the adjustment is a positive $25,000, then the fees and expenses of the Dispute Accountant shall be borne 75% by Sellers and 25% by Buyer.

     If the Closing Net Worth exceeds the Reference Net Worth, the amount of such difference shall be referred to herein as the "Closing Net Worth Surplus." If the Closing Net Worth is less than the Reference Net Worth, the amount of such difference shall be referred to herein as the "Closing Net Worth Deficiency."

     E.   ADJUSTMENT TO CASH PURCHASE PRICE.

          1. If (i) the sum of the Working Capital Surplus (if applicable) and the Closing Net Worth Surplus (if applicable) exceeds
(ii) the sum of the Working Capital Deficiency (if applicable), the Closing Net Worth Deficiency (if applicable) and the Non-Primary Working Capital Deficiency, if any, Buyer shall pay an amount equal to such excess to Sellers within five (5) business days after the Working Capital Adjustment and Closing Net Worth have been finally determined, by wire transfer of immediately available funds to the bank account designated by Sellers pursuant to Section 3.2(b).

          2. If (i) the sum of the Working Capital Deficiency (if applicable), the Closing Net Worth Deficiency (if applicable) and the Non-Primary Working Capital Deficiency, if any, exceeds (ii) the sum of the Working Capital Surplus (if applicable) and the Closing Net Worth Surplus, the parties shall deliver to the General Escrow Agent, within five (5) business days after the Working Capital Adjustment and Closing Net Worth have been finally determined, their written direction to release to Buyer an amount equal to the lesser of (i) the amount of the deficiency, or
(ii) the amount of the General Escrow Deposit then held in escrow.

     F. CAPITAL DEBT ADJUSTMENT. American National Bank and Trust Company of Chicago (the "Bank") may increase the amount of principal, interest and prepayment premiums owed to it by the Company as of the Closing Date for a period of thirty (30) days after the Closing. The amount of such adjustment shall increase the amount of the Capital Debt which, had it been known on the Closing Date, would have reduced the amount of the Purchase Price. Ted and Lorie therefore agree to refund to Buyer an amount of the Purchase Price equal to such adjustment within five (5) business days after receipt of a copy of the Bank's statement of such adjustment.


                            ARTICLE 4.

             REPRESENTATIONS AND WARRANTIES OF SELLERS

     Sellers hereby represent and warrant to Buyer as follows:

     A. ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and the Business as presently conducted.

     B. QUALIFICATION. The Company is qualified to do business as a foreign corporation and is in good standing under the laws of the States of Illinois. Except as set forth in Section 4.2 of the Disclosure Schedules, the Company is not required to qualify to transact business as a foreign corporation in any other jurisdiction.

     C. DUE EXECUTION. This Agreement has been duly executed and delivered by Sellers and constitutes the legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

     D. NO CONFLICT. Except as set forth in Section 4.4 of the Disclosure Schedules, neither the execution and delivery of this Agreement by Sellers nor the consummation of the transactions contemplated hereby will conflict with or result in a breach of any of the provisions of, or constitute a default under, the Certificate of Incorporation or By-laws of the Company, each as amended to date, or any material agreement, mortgage, indenture, lease or other instrument to which either of the Sellers or the Company is a party or by which either of the Sellers or the Company or any of their property is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which either of the Sellers or the Company or any of their property is subject.

     E. CONSENTS. To the knowledge of Sellers, no consent, approval or authorization of, or declaration or filing with, any governmental authority is required on the part of Sellers or the Company in connection with the execution, delivery or performance of this Agreement. To the knowledge of Sellers, except as disclosed in Section 4.5 of the Disclosure Schedules, no approval, consent or authorization of any lender, lessor, bondholder, customer or other person is required on the part of Sellers or the Company in order for Sellers to consummate the transactions contemplated hereby.

     F. CAPITALIZATION OF THE COMPANY. The entire authorized capital stock of the Company consists of 200 shares of common stock, no par value, of which only the ten shares constituting the Shares are presently issued and outstanding. All of the Shares are owned by Sellers and have been duly authorized and are validly issued, fully paid and nonassessable. There is no agreement, voting trust or other agreement or understanding to which either of the Sellers is a party or by which either of them is bound relating to the voting of the Shares.

     G. OWNERSHIP OF SHARES. Sellers are the sole owner of the Shares, both of record and beneficially. Sellers owns the Shares free and clear of any pledge, option, security interest, encumbrance or restriction whatsoever. There are no authorized or outstanding options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which either of the Sellers or the Company is a party or which are binding on either of the Sellers or the Company providing for the issuance, disposition or acquisition of any of the capital stock of the Company. There are no authorized or outstanding stock appreciation rights, phantom stock or similar rights with respect to the Company to which the Company is a party.

     H. NO SUBSIDIARIES. Except as set forth on Section 4.8 of the Disclosure Schedules, the Company does not own any shares of or equity interest in any corporation, partnership, limited liability company, joint venture, association (excluding memberships in trade associations) or other entity.

     I. CORPORATE RECORDS AND ACTION. Sellers have previously furnished to Buyer a copy of the Certificate of Incorporation and all amendments thereto of the Company, and prior to the Closing shall furnish to Buyer a copy of the foregoing, certified as being true, correct and complete by the Secretary of State of Delaware. Sellers have previously furnished to Buyer a complete copy of the By-laws and all amendments thereto of the Company, and prior to the Closing shall furnish to Buyer a copy of such By-laws and all amendments thereto, certified by the Secretary of the Company. Sellers have previously made available to Buyer the complete minute books of the Company. All corporate actions taken by the shareholders, Board of Directors or any committee of the Board of Directors of the Company are fairly and accurately summarized in all material respects in the minute books of the Company. Sellers have previously made available to Buyer the stock ledger books of the Company. All issuances, cancellations, transfers and exchanges of capital stock of the Company are reflected in its stock ledger books.

     J. FINANCIAL STATEMENTS. The unaudited financial statements of the Company (including the balance sheet as of March 31, 1997 (the "March 31 Balance Sheet") and statements of profit and loss) for the fiscal year ended March 31, 1997 and for the six month period ended September 30, 1997 ("Financial Statements"), copies of which are attached as Section 4.10 of the Disclosure Schedules, have been prepared in accordance with and on a basis consistent with prior financial statements of the Company. The Financial Statements present fairly in all material respects the financial position and results of operations of the Company as of the dates and for the periods indicated, subject to the absence of footnotes and, as to interim statements, to normal year-end adjustments. No material change has been made to the accounting principles used by the Company for preparing the Financial Statements since March 31, 1997 except to reflect the separation of United Air Filter Inc., a Delaware corporation formerly known as TDC-UAC, Inc. ("UAF") from the Company.

     K. UNDISCLOSED LIABILITIES. Except for the Capital Debt and as set forth in Schedule 4.11 to the Disclosure Schedules, the Company has no liabilities (whether absolute or contingent, liquidated or unliquidated and whether due or to become due), except for (a) liabilities incurred in the ordinary course of the Business which are set forth in the Reference Balance Sheet, (b) liabilities incurred in the ordinary course of Business after September 30, 1997 to the Closing Date, (c) liabilities for income taxes and sales taxes which are included in Excluded Liabilities (as hereinafter defined), and (d) other liabilities not exceeding $10,000 in the aggregate. Except as set forth in Section 4.11 of the Disclosure Schedules or as reflected in the Reference Balance Sheet, the Company is not liable upon or with respect to or obligated in any other way to provide funds in respect of, or to guaranty or assume in any manner, any debt, obligation or dividend of any other person or entity.

     L. EVENTS SUBSEQUENT TO MARCH 31, 1997. Since March 31, 1997, the Business has been conducted in the ordinary and usual course of business, consistent with past practices. Except to the extent set forth in
Section 4.12 of the Disclosure Schedules or as contemplated by this Agreement, since March 31, 1997, there has not been:

          1. any increase in the rate of compensation or benefits payable or to become payable to any of the officers, employees or agents of the Company or any commitment to pay any bonus or additional compensation to any of the officers, employees or agents of the Company, except the year end bonuses accrued on the March 31 Balance Sheet;
          2. any change in any accounting procedures or practices employed by the Company except as relates to the separation of UAF from the Company;

          3. any material adverse change to the assets or the financial condition or business of the Company;

          4. any cancellation or waiver of any claim or right of the Company of substantial value of any of the Company's assets, except in the ordinary course of business;

          5. any sale, transfer, distribution or other disposal of any of the Company's assets, except in the ordinary course of business;

          6. any amendment to or establishment of any bonus, incentive, compensation, deferred compensation, profit sharing, retirement, pension, group insurance or other employee benefit plan or any employment or consulting agreement relating to the Business or any of the employees thereof other than in connection with the separation of UAF from the Company;

          7. any transaction or contract entered into or amended or terminated by the Company with respect to the Business, except normal transactions or contracts consistent in nature and scope with prior transactions and entered into in the ordinary course of business in arm's length transactions;

          8. any acceleration, termination, cancellation or adverse modification of any material agreement, contract, lease or license to which the Company is a party or by which it is bound;

          9. any dividend, payment or other distribution with respect to any of the capital stock of the Company;

          10. any redemption or purchase of (i) any capital stock of the Company, or (ii) any option to purchase capital stock of the Company;

          11. any issuance of any capital stock of the Company or of any options, phantom options, warrants or other rights to purchase such shares; or

          12. any other material transaction other than in the ordinary course of business consistent with past practices.

For purposes of Section 4.12(c), a material adverse change to the Company's assets shall be deemed to have occurred if the change individually reduced the value of the Company's assets by $25,000 or more or if such changes in the aggregate reduced the value of the Company's assets by $50,000 or more, and a material adverse change to the financial condition or business of the Company shall be deemed to have occurred if such change individually involved $25,000 or more or if such changes in the aggregate involved $50,000 or more; provided that information shown in the Reference Balance Sheet shall not be deemed to be a material adverse change.

     M.   TAXES.

          1. Except as disclosed in Schedule 4.13 to the Disclosure Schedules, the Company has filed all returns relating to Federal and Illinois Taxes (as hereinafter defined) which the Company was required by law to file prior to the date of this representation (collectively the "Tax Returns"). All Taxes shown as due on such returns have been paid. As used herein, "Taxes" mean any federal, state, local or foreign income, gross receipts, franchise, payroll, employment, excise, unemployment, real property, personal property, sales, use, value added, alternative, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto.

          2. Proper and accurate amounts have been withheld by or on behalf of the Company with respect to all compensation paid to employees of the Company for all periods ending on or before the Closing Date. All deposits required with respect to compensation paid to employees of the Company have been made in material compliance with applicable laws.

          3. Sellers have previously made available to Buyer copies of all federal income tax returns filed by the Company in the past three years.

          4. Except as disclosed in Section 4.13 of the Disclosure Schedules, the Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment of deficiency.

          5. Except as disclosed in Section 4.13 of the Disclosure Schedules, none of the Tax Returns have been audited or are currently the subject of an audit by a governmental agency. Except as set forth on
Section 4.13 of the Disclosure Schedules, the Company has not received any notice of a deficiency or proposed deficiency in any of the Taxes paid by the Company.

     N. TITLE. The Company has good and marketable title to its assets, free and clear of all mortgages, claims, liens, security interests, charges and encumbrances, except as set forth in Section 4.14 of the Disclosure Schedules. The Company's inventory includes only items to which the Company has title. The Company does not own and has not in the past owned any real property. The only real property leased by the Company is the Real Estate and the real property set forth in Section 4.14 of the Disclosure Schedules.

     O. CONDITION OF ASSETS. The personal property owned and leased by the Company is in good operating condition and repair, ordinary wear and tear excepted, and routine maintenance has been performed thereon.

     P. INVENTORY. The inventory set forth in the March 31 Balance Sheet and in the Reference Balance Sheet fairly reflects in all material respects the inventory (including raw materials, work in process, and finished goods) owned by the Company on the respective dates thereof, is valued at the lower of cost, including material, labor and overhead, or market value and on a first-in first-out basis, determined in accordance with and on a basis consistent with prior financial statements of the Company. The materials, supplies, merchandise and other inventory (as defined in the Uniform Commercial Code as in effect in Illinois) of the Company are located at the Real Estate and at no other location, except as otherwise set forth in Section 4.16 of the Disclosure Schedules.

     Q. WARRANTIES. Except as set forth in Section 4.17 of the Disclosure Schedules, the Company has not expressly warranted its products for a period longer than twelve months after shipment to the customer.

     R.   INTELLECTUAL PROPERTY.

          1. Section 4.18 of the Disclosure Schedules correctly sets forth all issued patents, patent applications pending, patent applications in process, trademarks, trademark registrations, trademark registration applications, material copyrights, service marks, service mark registration applications, material logos and material trade names used in or relating to the conduct of the Business during the past three years (collectively, the "Intellectual Property"), and indicates whether such Intellectual Property is owned by or licensed to the Company.

          2. There are no interference, opposition or cancellation proceedings or infringement suits pending or, to the knowledge of Sellers (as defined in Section 4.35), threatened with respect to any Intellectual Property, except to the extent disclosed in Sections 4.18 and 4.20 of the Disclosure Schedules. To the knowledge of Sellers, no person or entity is infringing any of the Intellectual Property.

          3. To Sellers' knowledge, none of the Intellectual Property infringes on the rights of any other person or entity, except as set forth in Section 4.18 of the Disclosure Schedules.

          4. Except as disclosed in Section 4.18 of the Disclosure Schedules, no action or proceeding is now pending, or to the knowledge of Sellers, threatened against the Company alleging that the manufacture or sale of the products manufactured or sold by the Company violates or infringes any patent or other proprietary right of any other person or entity.

     S.   CONTRACTS.

          1. Section 4.19 of the Disclosure Schedules lists all of the written or oral leases, contracts and commitments to which the Company is bound (except (i) purchase orders from customers and to suppliers that were placed in the ordinary course of business, (ii) contracts involving less than $20,000, and (iii) contracts and commitments cancelable at will or on written notice of 30 days or less without penalty). Each of such contracts and commitments is valid and in full force and effect and constitutes the legal, valid and binding obligation of the Company. Sellers have no reason to believe that such contracts and commitments are not the legal, valid and binding obligations of the other parties thereto.

          2. The Company, and to the knowledge of Sellers, each other party thereto, is not in default under any such contract or commitment.

          3. Except as set forth in Section 4.19 of the Disclosure Schedules, the Company is not a party to or bound by any agreement which would prohibit it from conducting business anywhere in the world.

          4. Except as set forth in Section 4.19 of the Disclosure Schedules, the Company is not a party to any employment agreement.

          5. Sellers have made available to Buyer true and correct copies of all written contracts and commitments required to be disclosed in this
Section 4.19.

     T. LITIGATION. Except as disclosed in Section 4.20 of the Disclosure Schedules, (a) the Company is not a party to any pending or, to the knowledge of Sellers, threatened action, suit, claim, proceeding or investigation, and (b) the Company is not subject to any order, judgment or decree.

     U. PRODUCT LIABILITY. No material claims or demands have been made against the Company alleging injury to individuals or property as a result of the ownership, possession or use of any product produced, licensed or sold by the Company.

     V. INSURANCE. The Company maintains and has maintained such insurance as is required by law and such other insurance, in amounts and insuring against hazards and other liabilities, as is customarily maintained by companies similarly situated. The Company does not maintain any insurance on the life of any of the Sellers, other than group insurance on Ted and Marshall as employees.

     W. COMPLIANCE WITH LAWS. Except as set forth in Section 4.23 of the Disclosure Schedules, the Company is in compliance in all material respects with all laws, rules and regulations applicable to it where the failure to so comply could involve expenses, fines, penalties, remediation costs and other charges of $10,000 or more in the aggregate. The Company has not received any notice of a violation by it of any laws, rules or regulations which remains uncured on the Closing Date.

     X. LICENSES AND PERMITS. Except as set forth in Section 4.24 of the Disclosure Schedules, all licenses and permits and other governmental authorizations required in order for the Company to conduct the Business as presently conducted are in full force and effect and, to the knowledge of the Sellers, will remain in full force and effect immediately after the Closing. No material violation exists in respect of any such license or permit. No material proceeding is pending, or to the knowledge of Sellers, threatened to revoke or limit any such license or permit.

     Y.   SPECIFIC ENVIRONMENTAL WARRANTIES.

          1. No environmental audits, assessments or occupational health studies or analyses of any groundwater, soil, air or asbestos samples have been taken from any facility now or in the past leased by the Company undertaken by, or at the direction of, the Company, any employees or counsel to the Company or, to the knowledge of Sellers, any governmental agency, except the Phase I Environmental Site Assessment as of June 6, 1996 (with enclosures), Environmental Soil Investigation Report dated July 1, 1996, and the Phase I Environmental Site Assessment dated October 29, 1997, all as prepared by Mostardi-Platt Associates, Inc., true and correct copies of which have been provided to Buyer.

          2. Section 4.25 of the Disclosure Schedules identifies all Occupational Safety and Health Administration claims made against the Company in the past two years.

          3. Except as set forth in Section 4.25 of the Disclosure Schedules or in compliance with applicable Environmental Laws, no Hazardous Materials (as hereinafter defined), asbestos or asbestos containing materials ("ACMs") are, or to the knowledge of Sellers have been, located in or about the Real Estate or any other real property leased by the Company or have been released by the Company or any of its subsidiaries into the environment, or discharged, treated, managed, recycled, placed or disposed of by the Company or any of its subsidiaries or, to the knowledge of Sellers, anyone else, at, on or under the Real Estate, and no Hazardous Materials or ACMs formerly located on the Real Estate have been disposed of at any off-site waste disposal.

          4. Except as set forth in Section 4.25 of the Disclosure Schedules, no portion of the Real Estate is being used, or to the knowledge of Sellers, has been used, for the disposal, storage, recycling, treatment, processing or other handling of Hazardous Materials except in compliance with applicable Environmental Laws.

          5. Except as set forth in Section 4.25 of the Disclosure Schedules, to the knowledge of Sellers, no underground storage tanks are located under the Real Estate.
          6. Except as permitted by applicable Environmental Law, neither the Company nor any of its subsidiaries is disposing of, or has in the past disposed of, any Hazardous Materials into the plumbing or septic tank on the Real Estate or any other real property leased by the Company.

          7. The Company is and has been operating in compliance in all material respects with all applicable Environmental Laws (as hereinafter defined).

          8. Except as set forth in Section 4.25 of the Disclosure Schedules, to the knowledge of Sellers, no investigation, administrative order or notice, consent, order and agreement, litigation, settlement or environmental claim or lien with respect to Hazardous Materials is proposed, threatened or in existence with respect to the Real Estate or any other real property leased by the Company, or with respect to any off-site waste disposal to which waste of the Company has been taken.

          9. Except as set forth in Section 4.25 of the Disclosure Schedules, none of the Sellers nor the Company has received any summons, citation or written notice from any person, entity or governmental agency whomsoever concerning any violation or alleged violation of Environmental Laws or the storage, dumping or discharge of any Hazardous Materials arising out of or with respect to the Real Estate, any other real property leased by the Company, or the Company or the operations of the Business.

     The following terms shall have the following meanings for purposes of this Section:

               a. The term "Environmental Laws" shall mean the Federal Air Pollution Control Act, Water Pollution Act, Resource Conservation and Recovery Act, Solid Waste Disposal Act, Toxic Substances Control Act and Comprehensive Environmental Response, Compensation and Liability Act, the Occupational Health and Safety Act and any other Federal, state or local laws, regulations or other requirements regulating the environment.

               b. The term "Hazardous Material(s)" shall mean any hazardous, toxic, radioactive, ignitable, corrosive or reactive substance, pollutant, contaminant, waste or other material regulated under Environmental Laws; ACM's; and oil and petroleum products and natural gas, natural gas liquids, liquified natural gas, and synthetic gas usable for fuel.

     Z. LABOR RELATIONS. The Company is not a party to or bound by any collective bargaining agreement. To the knowledge of the Sellers, there is no current union organizational activity with respect to the employees of the Company and there has not been any such activity in the past twelve months. The Company is in material compliance with all employment laws, including requirements to prepare and maintain Forms I-9 with respect to the immigration status of all its employees. No allegation, charge or complaint of age, disability, sex or race discrimination or similar charge has been made or, to the knowledge of Sellers, threatened against the Company.

     27. EMPLOYEE BENEFIT PLANS. Each "employee welfare benefit plan" and each "employee pension benefit plan" as such terms are defined, respectively, in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that the Company maintains or contributes to, or has maintained or contributed to during the past five years, is listed and described in Section 4.27 of the Disclosure Schedules. The employee welfare benefit plans and the employee pension benefit plans identified in Section 4.27 of the Disclosure Schedules are referred to in this Section 4.27 as the "Welfare Plans" and the "Pension Plans", respectively, and as the "Benefit Plans", collectively. The Pension Plans that are intended to qualify under section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), are referred to in this Section 4.27 as "Qualified Plans" and are identified as such in Section 4.27 of the Disclosure Schedules. A copy of each Benefit Plan, any trust agreement and any insurance contract with respect to each Benefit Plan, the latest summary plan description, annual report, actuarial report, and financial report, if any, with respect to each Benefit Plan, and such other information requested by Buyer with respect to any Benefit Plan has been made available to Buyer. Each Benefit Plan, if any, that is not written is identified as such and is comprehensively described in Section 4.27 of the Disclosure Schedules. Except as disclosed in Section 4.27 to the Disclosure Schedules:

          1. ERISA & CODE COMPLIANCE. Each Benefit Plan is and has been, at all times, administered in all material respects in compliance with the requirements of ERISA and the Code. All tax returns, information returns, and reports required to be filed with respect to each Benefit Plan pursuant to ERISA or the Code have been accurately, timely, and properly filed as required under ERISA or the Code in all material respects. All notices, statements, reports and other disclosure required to be given or made to participants and beneficiaries under each Benefit Plan pursuant to ERISA or the Code have been accurately, timely, and properly given or made as required under ERISA or the Code in all material respects.

          2. QUALIFIED PLANS. Each Qualified Plan has met in form the requirements of section 401(a) and, if applicable, sections 401(k) and
     (m) of the Code, as in effect on and after the initial effective date of such plan, and each Qualified Plan has a currently effective favorable determination letter from the Internal Revenue Service with respect to its tax-qualified status. Each Qualified Plan is and has been, at all times, administered and operated in compliance with the requirements of section 401(a) and, if applicable, sections 401(k) and
     (m) of the Code except for failure to comply that are "insignificant" as defined in the Internal Revenue Services Administrative Policy Regarding Self-Correction. The Company does not have, or expect to have, any liability, directly or indirectly, for any "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, with respect to any Qualified Plan or any other employee pension benefit plan. No Qualified Plan is a defined benefit plan as defined in section 414 of the Code.

          3. WELFARE PLANS. Each Welfare Plan that is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets and has, at all times, met those requirements. To the knowledge of Sellers, no Welfare Plan has provided a disqualified benefit within the meaning of section 4976 of the Code. Each Welfare Plan that is subject to the health benefit continuation requirements of Section 601 ET SEQ. of ERISA or section 4980B of the Code ("COBRA Requirements") satisfies and, at all times, has satisfied the COBRA Requirements. No Welfare Plan provides and the Company has no liability for any post-retirement medical or life insurance benefits, except pursuant to the COBRA Requirements. The Company has not contributed and has no obligation to contribute to a "welfare benefit fund" within the meaning of Section 419(e) of the Code.

          4. PROHIBITED TRANSACTIONS. No person has engaged in any transaction with respect to any Benefit Plan that is prohibited under Sections 406 or 407 of ERISA or section 4975 of the Code nor have there been any breaches of fiduciary duty under ERISA that in either case could subject the Company, or any person indemnified by the Company to any liability, including liability for any civil penalty under Section 502(i) or 502(l) of ERISA or excise tax under Section 4975 of the Code.

          5. PBGC LIABILITY. The Company has no, nor expects to have any, liability, directly or indirectly, to the Pension Benefit Guaranty Corporation with respect to any employee pension benefit plan.

          6. MULTIEMPLOYER PLANS. The Company has not contributed and has no obligation to contribute to any "multiemployer plan", as such term is defined in Section 3(37) of ERISA or Section 4001(a)(3) of ERISA, or to a plan described in Section 413(e) of the Code or Section 4063 of ERISA.

          7. OTHER CLAIMS. Except for routine claims for benefits arising in the ordinary course of the administration of the Benefit Plans, there are no pending or threatened claims, investigations, or audits for benefits under a Benefit Plan or of violations of the requirements of ERISA or the Code, nor, to the best of Sellers' knowledge, is there any reasonable basis for any such claim, investigation, or audit.

          8. RIGHT TO AMEND. The right of the Company to amend or terminate each Benefit Plan as set forth in the documents disclosed pursuant to this Section 4.27 has not been restricted or qualified by any other agreement or communication to employees that has not been so disclosed.

          9. CONTROLLED GROUP. No other trade or business that has or had employees is or has been treated, together with the Company, as a single employer under Section 414(b) or 414(c) of the Code or Section 4001(b)(1) of ERISA, except UAF, a wholly-owned subsidiary of the Company.

          10. CONTRIBUTIONS DEDUCTIBLE. All contributions, transfers and payments in respect of any Benefit Plan that have been deducted by the Company under the Code were properly deductible.

          11. PENDING MATTERS. There is no pending or threatened assessment, complaint, proceeding, or investigation of any kind in any court or government agency with respect to any Benefit Plan, nor, to the best of Sellers' knowledge, is there any basis for one.

          12. PAYMENTS MADE. All (i) insurance premiums required with respect to, (ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made to or with respect to, any Benefit Plan have been paid, made or accrued on a timely basis or any penalty or interest payment due for late payment has been paid or accrued in the Company's financial statements. The Company has no further obligation to fund benefits under the Company's Simplified Employee Pension Plan.

          13. INSURANCE CONTRACTS. With respect to any insurance policy providing for benefits under any Benefit Plan, (i) any liability of the Company, in the nature of a retroactive or retrospective rate adjustment, loss sharing arrangement, or other actual or continuing liability, including any such liability if such insurance policy was terminated on the date hereof, does not exceed $10,000, and (ii) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the best of the Company's knowledge, no such proceedings with respect to any insurer are imminent.

          14. NON-ACCELERATION. The execution and performance of this Agreement will not (i) constitute a stated triggering event under any Benefit Plan that will result in any payment (whether of severance pay or otherwise) becoming due from the Company to any officer, employee or former employee (or dependents of such employee), or
     (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any employee, officer or director of the Company, except for vesting of benefits under a Pension Plan that may occur if any such Pension Plan is terminated or partially terminated.

          15. NO COMMITMENTS. The Company has taken no action directly or indirectly to obligate the Company to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of the Company other than the Benefit Plans, nor has the Company taken any action directly or indirectly to obligate the Company to amend any Benefit Plan, other than amendments required to ensure the continued qualification of a Pension Plan under
     Section 401(a) of the Code.

          16. EMPLOYEES COVERED. No Benefit Plan provides benefits to any individual who is not a current or former employee of the Company or UAF, or the dependents or other beneficiaries of any such current or former employee. The Company is not obligated to provide group health insurance to any former employees, except as required by COBRA or as disclosed on the Closing Balance Sheet.

     28. EMPLOYEE POLICIES. A copy of the employee handbook of the Company currently in effect has been made available to Buyer. Such handbook fairly and accurately summarizes, in all material respects, all employee policies, vacation policies and payroll practices of the Company. Except as set forth in Section 4.28 of the Disclosure Schedules, all employees of the Company are employees at will. The Company is not obligated to pay severance to any employee it may terminate except as set forth in Section 4.28 of the Disclosure Schedules.

     29. BANK ACCOUNTS. Section 4.29 of the Disclosure Schedules sets forth a complete list of each financial institution in which the Company or any employee benefit plan of the Company administered by the Company has an account or safe deposit box, together with a list of all assets held in such box as of the date set forth in Section 4.29 of the Disclosure Schedules, the number of each such account or box and the names of all persons authorized to draw thereon, to give instructions with respect thereto or to have access thereto.

     30. POWERS OF ATTORNEY. Except as set forth in Section 4.30 of the Disclosure Schedules, there are no outstanding powers of attorney executed on behalf of the Company.

     31. CUSTOMERS AND SUPPLIERS. Except as set forth in Section 4.31 of the Disclosure Schedules, since the date of the Reference Balance Sheet there has not been any termination, cancellation or material limitation, modification or change in the business relationship of the Company with any of the ten largest customers in terms of purchases from the Company or the ten largest suppliers in terms of purchases by the Company. Section 4.31 of the Disclosure Schedules lists any written notice received by the Company since the date of the Reference Balance Sheet from any customer having purchases from the Company in excess of $20,000 per year indicating any intention to curtail, suspend or terminate such customer's business relationship or indicating any failure of any product or service sold or provided by the Company to meet customer specifications. Section 4.31 of the Disclosure Schedule lists any written notice received by the Company since the date of the Reference Balance Sheet from any supplier from which the Company purchases in excess of $20,000 per year indicating any intention to curtail, suspend or terminate such supplier's business relationship with the Company or to materially adversely change the terms of sales to the Company.
     32. CONFLICTS OF INTEREST. Neither of the Sellers nor, to the knowledge of the Sellers, any relative of either of the Sellers (a) has any material direct or indirect interest in any entity which does any material business with the Company, or (b) has any material contractual relationship with the Company other than such relationship as attaches to being a shareholder, director, officer and employee of the Company and the relationship of Sellers to UAF as a result of the UAF Sale (as defined in Section 7.8).

     33. CERTAIN FEES. Neither the Company nor either of the Sellers has retained any broker in connection with this transaction. Sellers shall be responsible for the payment of and shall hold Buyer harmless from any liability for any brokerage fees, commissions or finders' fees incurred to any person or entity which was retained by either of the Sellers, the Company or any affiliate of the Company in connection with the transactions contemplated hereby.

     34. FULL DISCLOSURE. To the knowledge of Sellers, the representations and warranties of Sellers contained in this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

     35. DEFINITION OF KNOWLEDGE. As used in this Agreement, the phrase "to the knowledge of Sellers", or words of similar import, means the knowledge of Sellers, after due inquiry, and includes any fact, matter or circumstances which any such individuals, as an ordinary and prudent business person employed in the same capacity in a business of the same type and size as the Company, should have known.


                            ARTICLE 5.

              REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Sellers as follows:

     A. ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to own, lease and operate its properties and business as presently conducted and to enter into and perform its obligations hereunder.

     B. CORPORATE AUTHORITY. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity.

     C. NO CONFLICT. Neither the execution and delivery of this Agreement by Buyer nor the consummation of the transactions contemplated hereby will conflict with or result in a breach of any of the provisions of, or constitute a default under, the charter or by-laws of Buyer, as amended to date, or, giving effect to any valid waivers obtained with respect thereto, any agreement, mortgage, indenture, lease or other instrument to which Buyer is a party or by which Buyer or its property is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Buyer or its property is subject.

     D. LITIGATION; CONSENTS. There is no action, suit, proceeding or, to Buyer's knowledge, formal governmental inquiry or investigation pending against Buyer which seeks to restrain or prohibit or otherwise challenges the consummation, legality or validity of the transactions contemplated hereby. No consent, approval or authorization of, or declaration or filing with any governmental authority is required on the part of Buyer in connection with the execution, delivery or performance of this Agreement by Buyer. No approval, consent or authorization of any lender, lessor or other person is required in order for Buyer to consummate the transactions contemplated hereby which has not been obtained prior to the Closing Date.

     E. INVESTMENT REPRESENTATION. Buyer is acquiring the Shares for its own account, for investment purposes only, and not with a view to the distribution thereof except that the Shares will be contributed shortly after the Closing to a wholly-owned subsidiary of Buyer. Purchaser is an "accredited investor" as defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Buyer acknowledges that the Shares have not been registered under the Securities Act or any state securities or "Blue Sky" laws.

     F. MFRI SHARES. Buyer has taken all corporate action necessary to permit it to issue the Options and the shares of common stock of Buyer issuable upon exercise of the Options (the "MFRI Shares"). The MFRI Shares will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of Buyer will have any preemptive right of subscription or purchase in respect thereof.

     G. CERTAIN FEES. Buyer has not retained any broker in connection with this transaction. Buyer shall be responsible for the payment of and shall hold Seller harmless from any liability for any brokerage fees, commissions or finders' fees incurred to any person or entity which was retained by Buyer or any affiliate of Buyer in connection with the transactions contemplated hereby.


                            ARTICLE 6.

                              ESCROWS

     A.   ESCROW AGREEMENTS.

          1. Concurrently with the execution and delivery of this Agreement, the parties are entering into the General Escrow Agreement with the Escrow Agent pursuant to which Sellers and Buyer have agreed that $750,000 of the Cash Purchase Price shall be deposited into escrow ("General Escrow Deposit") with the General Escrow Agent at the Closing, to be held by the General Escrow Agent upon the joint order of the parties. The parties shall direct the General Escrow Agent to release the amount held in escrow in accordance with the provisions of this Article 6.

          2. Concurrently with the execution and delivery of this Agreement, the parties are entering into the Tax Escrow Agreement with the Tax Escrow Agent pursuant to which Sellers and Buyer have agreed that $200,000 of the Cash Purchase Price shall be deposited into escrow (the "Tax Escrow Deposit") with the Tax Escrow Agent at the Closing, to be held by the Tax Escrow Agent upon the joint order of the parties. The parties shall direct the Tax Escrow Agent to release the amount held in escrow in accordance with the provisions of this Article 6.

     B.   ACCOUNTS RECEIVABLE.

          1. If the accounts receivable of the Company as of the Closing Date ("Company Receivables") are not collected in full by the date which is 180 days after the Closing Date (the "Outside A/R Date"), Buyer shall so notify Sellers within ten (10) business days after the Outside A/R Date, setting forth, for each account, the amount of the Net Uncollected Company Receivables (as hereinafter defined). As used herein, "Net Uncollected Company Receivables" mean the face amount of the Company Receivables not collected by the Company or Buyer by the Outside A/R Date including as uncollected the Approved A/R Settlements (as defined in Section 7.3).

          2. If Sellers disagree with Buyer's report of the Net Uncollected Company Receivables, Sellers shall notify Buyer of their disagreement within ten (10) business days after Sellers' receipt of such Buyer's notice. The failure of Sellers to notify Buyer of such disagreement within said ten (10) business day period shall mean that Buyer's determination of the Net Uncollected Company Receivables has been accepted by Sellers. The parties shall attempt in good faith to resolve any dispute with respect to the Net Uncollected Company Receivables determined by Buyer. If the parties are unable to resolve the amount of the Net Uncollected Company Receivables within thirty (30) days after receipt by Seller of such notice from Buyer, the dispute shall be submitted to the Dispute Accountants for resolution. The determination by the Dispute Accountants shall be made in accordance with the provisions of
Section 3.4(e) and the fees of the Dispute Accountants shall be paid by the parties as provided in Section 3.4(e).

          3. Within five (5) business days after the amount of the Net Uncollected Company Receivables has been agreed upon or otherwise determined pursuant to Section 6.2(b), the parties shall direct the General Escrow Agent in writing to transfer to Buyer the lesser of (i) the amount of the Net Uncollected Company Receivables, and (ii) the amount of the General Escrow Deposit then remaining in escrow. Upon delivery of such written instructions to the General Escrow Agent, Buyer shall, or cause the Company to, assign Net Uncollected Company Receivables to Sellers having an aggregate unpaid balance equal to the lesser of (i) the aggregate Net Uncollected Company Receivables (exclusive of the Approved A/R Settlements), or (ii) the amount of the General Escrow Deposit then remaining in escrow, and Sellers shall be entitled to pursue all remedies available to them at law or in equity in order to collect such Company Receivables. Sellers shall assume all liabilities to pay any commissions with respect to such Net Uncollected Company Receivables assigned to Sellers, which commissions shall automatically become Excluded Liabilities instead of Continuing Liabilities upon the assignment of such Net Uncollected Company Receivables to Sellers.

          4. For purposes of determining whether a Company Receivable remains unpaid, amounts collected by the Company from a customer shall be applied in payment of the invoice designated by such customer or, in the absence of such designation, as such customer directs, or in the absence of such direction, first to the oldest Company Receivables and then to accounts receivable of the Company arising after the Closing Date.

     C.   WARRANTY COSTS.

          1. During the 270 day period following the Closing Date, Buyer shall notify Sellers on a monthly basis of warranty claims (excluding product liability claims and the Goal Line Warranty (as herein defined)) made with respect to the Company's products sold and shipped prior to the Closing Date (each, a "Warranty Claim") that were made against the Company during the preceding month, stating in reasonable detail the nature of the Warranty Claim and the Warranty Costs (as hereinafter defined) Buyer reasonably estimates will be incurred with respect to such Warranty Claims, and also stating the Warranty Costs that the Company incurred during such month for Warranty Claims included in prior notices to Sellers. As used herein, "Warranty Costs" mean all costs incurred by the Company with respect to a Warranty Claim, including without limiting the generality of the foregoing, all labor charges (determined using the burdened labor rate Buyer uses for its accounting records) in traveling to the site in question, inspecting, analyzing and repairing any defects, all reasonable travel expenses, and all material used in effecting any repair or replacement.

          2. A warranty that is not legally enforceable against the Company shall not be the basis for a Warranty Claim hereunder, and Warranty Costs shall not include any amounts expended by the Company with respect to any request for repair or replacement by a customer that is not covered by a legally enforceable warranty given by the Company. For purposes of this Section, a Warranty Claim not made within twelve months of the installation of the applicable product shall be deemed not to be legally enforceable.
If Buyer is in doubt as to whether a request by a customer is covered by such a legally enforceable warranty, Buyer shall notify Sellers of the request and of Buyer's determination as to whether some or all of such claim is covered by a legally enforceable warranty. If Sellers do not notify Buyer of their disagreement with Buyer's determination within ten
(10) business days after their receipt of Buyer's notice, Sellers shall be deemed to have accepted Buyer's determination. The parties shall cooperate in good faith to determine and agree upon as promptly as practicable the extent of such customer's claim which is covered by a legally enforceable warranty.

          3. Buyer shall notify Sellers promptly after the receipt of any Warranty Claim as to which Buyer estimates in good faith that the Warranty Costs will exceed $2,500. Buyer and Sellers shall cooperate in good faith to determine and agree upon as promptly as practicable the best method of fulfilling such claim; however, in the event the parties are unable to agree, such dispute shall be resolved in accordance with Article 12 of this Agreement. Sellers acknowledge that it is often not possible to estimate Warranty Costs accurately, and that there may be instances in which Buyer estimated that the Warranty Costs would be less than $2,500 and the actual Warranty Costs exceeded such amount. In such case, the entire Warranty Costs, including the excess over $2,500 shall be included in Warranty Costs provided that Buyer shall notify Sellers of such cost overrun as promptly as practicable.

          4. Within 240 days after the Closing Date, Buyer shall notify Sellers in writing of all Warranty Costs incurred and expected to be incurred with respect to Warranty Claims. During the next 30 days, Buyer may update such notice to add additional Warranty Costs which Buyer has incurred and reasonably expects to incur. If Sellers disagree with Buyer's determination of the amount of any Warranty Costs, Sellers shall so notify Buyer within ten (10) business days after Sellers' receipt of notice of such Warranty Costs. If Sellers fail to notify Buyer of such a disagreement, Buyer's determination thereof shall be final, binding and conclusive on the parties. The parties shall attempt in good faith to resolve any dispute with respect to the amount of the Warranty Costs. If the parties are unable to agree on the amount of the Warranty Costs within ten (10) business days after Sellers notified Buyer of Sellers' disagreement with Buyer's determination of the amount of the Warranty Costs, the dispute shall be submitted to the Dispute Accountants for determination. The determination by said accounting firm of the amount of the Warranty Costs shall be made in accordance with the provisions of
Section 3.4(e).

          5. Within five (5) business days after the amount of all Warranty Costs have been agreed upon or otherwise determined pursuant to paragraph (d) of this Section, the parties shall direct the General Escrow Agent in writing to transfer to Buyer the lesser of (i) the amount of such Warranty Costs, and (ii) the amount of the General Escrow Deposit then remaining in escrow.
          6. The Company has provided a special two-year warranty to Goal Line with respect to filters shipped in October, 1997 (the "Goal Line Warranty"). The Goal Line Warranty provides that the Company will refund the full purchase price of $20,392 to Goal Line in the event a performance failure in the products occurs within three months after installation and that a fraction of the purchase price will be refunded if a defect occurs after the first three months of the two-year warranty period of which the numerator is the number of months which have elapsed since installation and the denominator is 24. Sellers shall remain responsible for the payment of any Warranty Costs incurred with respect to the Goal Line Warranty notwithstanding the fact that a claim thereunder is made more than 270 days after the Closing Date. If a claim is made under the Goal Line Warranty prior to its expiration, Buyer shall notify Sellers in writing and, within ten (10) business days after such notice, the parties shall direct the General Escrow Agent in writing to transfer to Buyer the lesser of (i) the Warranty Costs for the Goal Line Warranty, and (ii) the amount of the General Escrow Deposit then remaining in escrow.

     If no claim has been made under the Goal Line Warranty within 270 days after the Closing Date, an amount of the General Escrow Deposit equal to the maximum exposure under the Goal Line Warranty shall be retained in the General Escrow Deposit until the first to occur of the payment to Buyer pursuant to this Section or the lapse of the Goal Line Warranty without a claim having been made thereunder.

     D. LITIGATION RESERVE. Pursuant to Section 7.12, Sellers are assuming all obligations with respect to the Pending Claims (as defined in Section 7.12). Sellers shall use their best efforts to obtain the dismissal with prejudice or settlement (at Sellers' cost and expense) of
(a) the pending litigation captioned HINDMAN V. TDC AND ROY E. GREENLEES pending in the Circuit Court of Cook County, Case No. 96 L 01352 ("Hindman Litigation"), and (b) any claims of Howard Hunter against the Company (the "Hunter Claim") within 270 days after the Closing Date. The Hunter Claim is referred to as the "Secured Claim". Sellers shall deliver executed settlement agreements or court-stamped dismissals with prejudice to Buyer promptly after the same are executed or entered. If Sellers have not delivered to Buyer a settlement agreement or court-stamped dismissal with prejudice for the Secured Claim within 270 days after the Closing Date, then $40,000 shall be retained in the General Escrow Deposit for the Secured Claim. At such time as the Secured Claim becomes resolved at Sellers' cost and expense and evidence thereof is provided to Buyer, the parties shall direct the Escrow Agent to pay to Buyer from the General Escrow Deposit an amount equal to the amount reserved for such Secured Claim pursuant to this Section 6.4. The obligation to release such reserve shall not apply to any Secured Claim which becomes a Third Party Claim pursuant to Section 7.12.

     E.   SALES AND USE TAXES.

          1. The parties recognize the possibility that the Company may not have filed sales tax returns and use tax returns ("Sales Tax Returns") in all the states where such filings were required or paid all sales and use tax owed by the Company with respect to sales made on or prior to the Closing Date (collectively "Prior Period Sales Taxes"). After the Closing, Buyer shall determine those jurisdictions in which Sales Tax Returns shall be filed by the Company and shall inform Ted of such determination. Ted shall determine whether the Company shall seek to file Sales Tax Returns in such jurisdictions for periods ending on or prior to the Closing Date on a voluntary basis or whether the Company shall file such Sales Tax Returns for such periods solely upon request of the applicable taxing authority. Buyer or the Company shall retain, at its expense, the services of Deloitte & Touche to assist Buyer, the Company and Ted in evaluating alternative strategies for dealing with Prior Period Sales Taxes. Buyer or the Company shall bear the costs of preparing all Sales Tax Returns for periods ending on or prior to the Closing.

          2. With respect to any Prior Period Sales Taxes and interest and penalties thereon (collectively, "Prior Period Sales Tax Payments"), the first $150,000 (including the $100,000 accrued for such Prior Period Sales Taxes on the Closing Balance Sheet) of Prior Period Sales Tax Payments made by the Company shall be for the account of the Company. To the extent that the Company makes any Prior Period Sales Tax Payments in excess of $150,000, fifty percent (50%) of such payments in excess of $150,000 shall be for the account of the Company and fifty percent (50%) of such payments in excess of $150,000 shall be for the account of Sellers. The amount of Prior Period Sales Tax Payments paid by the Company for the account of Sellers shall be referred to herein as the "Sellers Prior' Period Sales Tax Payments." If the Company becomes obligated to pay any Sellers' Prior Period Sales Tax Payments, Buyer shall so notify Ted.
Within five (5) business days after such notice, Buyer and Ted shall direct the General Escrow Agent to release to Buyer an amount equal to the lesser of (i) such Sellers' Prior Period Sales Tax Payments, or (ii) the amount of the General Escrow Deposit then remaining in escrow.

          3. At the Partial Release Date (as hereinafter defined), an amount equal to the lesser of (i) $50,000 less draws made against the General Escrow Deposit pursuant to Section 6.5(b), or (ii) the amount of the General Escrow Deposit then remaining in escrow shall be retained in escrow under the General Escrow Agreement as a reserve against Prior Period Sales Taxes. At least every six months thereafter, Ted and Buyer shall determine whether any of such reserve can be released from the escrow to Sellers in view of the expiration of the statute of limitations with respect to the Prior Period Sales Tax obligation and their reasonable assessment of the potential exposure for Prior Period Sales Taxes for open years. If the parties agree that such amount may be released to Sellers, the parties shall execute a written direction to the General Escrow Agent to pay such amount from the General Escrow Deposit within five (5) business days after such determination has been made.

     F.   INCOME TAX FOR PRIOR PERIODS.

          1. Sellers shall be responsible for preparing and filing at their expense the income tax returns of the Company and its subsidiary, UAF for the stub period beginning April 1, 1997 through and including the Closing Date (the "Stub Income Tax Returns"). The Stub Income Tax Returns shall be prepared and provided to the Company within sixty (60) days after the Closing Date and the amount of Tax due pursuant thereto shall be paid to the Company by the Sellers, to the extent the amount of the Tax due exceeds the amount reserved therefor in the Closing Balance Sheet. In the event that the Company shall disagree with any Stub Income Tax Returns provided to it by Sellers, the parties shall use their best efforts to resolve any such differences. In the event of a difference in the opinions of the tax accountants for the Sellers and the Company relating to the Stub Income Tax Returns, such dispute shall be submitted to the Dispute Accountants pursuant to the provisions of Section 3.4 hereof.

          2. Sellers and Buyer have heretofore acknowledged that certain items on income tax returns for periods ending on or prior to the Closing Date may by challenged by the Internal Revenue Service ("Seller Items"). Items which may be challenged by the Internal Revenue Service which do not relate to Seller Items are referred to herein as the "Company Items." To the extent any amended return, adjustment or settlement relates to a Company Item, such return, adjustment or settlement shall be made only with the consent of the Company. If there is a dispute between the tax accountants for the Company and the Sellers with respect to such Company Item, such dispute shall be referred to and resolved by the Dispute Accountants pursuant to Section 3.4 hereof.

          3. If the Federal or State income tax returns filed by the Company for any period ending on or prior to the Closing Date ("Prior Period Income Tax Returns") are audited by the Internal Revenue Service and such audit involves Seller Items, Buyer shall promptly notify Sellers of such audit. Sellers shall assume responsibility to manage the response, negotiation and resolution of such audit diligently and in good faith and shall be responsible for all out-of-pocket expenses, such as legal and accounting fees, with respect to the Seller Items of such audit. Buyer shall cause the Company to cooperate with Sellers in connection with the audit of the Prior Period Income Tax Returns which involve Seller Items. The Company may participate in responding to such audit at its own cost and expense as long as Sellers are diligently responding to such audit. If Sellers fail to respond diligently and in good faith to such audit and such failure continues unremedied for thirty (30) days after written notice is given by Buyer to Sellers (or such shorter period as is required to avoid prejudicing the Company), the Company may respond to such audit at the cost and expense of Sellers.

          4. If the taxable income of Buyer or the Company is increased for any period ending on or prior to the Closing Date relating to Company Items as a result of any notice of deficiency or other determination of the Internal Revenue Service, Illinois Department of Revenue, the State of Indiana, or any other applicable jurisdiction, Taxes on such amounts, including interest and penalties thereon (collectively, the "Prior Period Company Income Taxes") the parties shall, within three (3) business days after receipt of such notice or other determination, direct the General Escrow Agent to release to Buyer an amount equal to the lesser of (i) such Prior Period Company Income Taxes, or (ii) the amount of the General Escrow Deposit then remaining in escrow.

          5. If the taxable income of Buyer or the Company is increased for any period on or prior to the Closing Date relating to Seller Items as a result of any notice of deficiency or other determination of the Internal Revenue Service, Illinois Department of Revenue, the State of Indiana, or any other applicable jurisdiction, Taxes on such amounts, including interest and penalties (collectively, the "Prior Period Seller Income Taxes") shall, without limitation, be the responsibility of Ted and Lorie as follows:

             a. first, to the extent that the Company has a net operating loss (the "Net Available Operating Loss") that is solely allocable to UAF which can be used by the Company to offset any gain recognized by the Company with respect to any Seller Items pursuant to Regulation 1502-2IT(b) under the Code, such Prior Period Seller Income Taxes shall be paid by the Company up to an amount equal to any such Net Available Operating Loss;

             b. second, to the extent that the Prior Period Seller Income Taxes exceed the Net Available Operating Loss, the parties shall, within three (3) business days after receipt of such notice or determination, direct the Tax Escrow Agent to release to Buyer an amount equal to the lesser of such excess of Prior Period Seller Income Taxes over the Net Available Operating Loss or the amount of the Tax Escrow Deposit then remaining in escrow;

             c. third, to the extent that Prior Period Company Income Taxes remain unpaid after application of amounts in the Tax Deposit Escrow, the Company shall be entitled to exercise its right of setoff, first against any amounts payable under Ted's Noncompetition Agreement and, second, against amounts payable, to the extent permitted by law, under Ted's Employment Agreement; and

             d. fourth, to the extent that the foregoing items (i) through (iii) are insufficient to pay any Prior Period Seller Income Taxes, Ted and Lorie shall promptly, and in no event more than five (5) business days after written notice, wire transfer immediately available funds in an amount equal to all such Prior Period Seller Income Taxes that have not been satisfied pursuant to the provisions of items (i) through (iii) above.

          6. At least every six months after the Closing Date, Ted and Buyer shall determine whether any amount in the Tax Escrow Deposit can be released from the escrow to Sellers in view of the expiration of the statute of limitations with respect to the Prior Period Income Tax Returns and their reasonable assessment of the potential exposure for Prior Period Seller Income Taxes for open years. If the parties agree that an amount may be released to Sellers, the parties shall execute a written direction to the Tax Escrow Agent to pay such amount from the Tax Escrow Deposit within five (5) business days after such determination has been made. At such time as the statute of limitations for all Prior Period Seller Income Taxes has expired, all audits of Prior Period Income Taxes have been closed and the Prior Period Seller Income Taxes resulting from such audits have been paid from the Tax Escrow Deposit, the parties shall direct the Tax Escrow Agent to disburse the principal amount remaining in the Tax Escrow Deposit to Sellers.

          7. The parties agree that in preparing the Stub Income Tax Returns, resolving any audit of Prior Period Income Tax Returns and preparing income tax returns of the Company for periods after the Closing, no election made by the Company or any of its subsidiaries in Prior Period Income Tax Returns shall be changed or revoked and no change in the timing of the deduction or recognition of any item of expense or income taken into account in computing liability for income Taxes shall be made which would result in an increase in income Taxes owed for periods ending on or prior to the Closing Date and a decrease in income Taxes owed for periods after the Closing Date without the written consent of Ted and the Company unless such change is required by law or a determination of the IRS.

     G.   [INTENTIONALLY OMITTED]

     H. OTHER DISBURSEMENTS. The parties shall also direct the General Escrow Agent to disburse the General Escrow Deposit in accordance with Sections 3.5 and 12.5 of this Agreement.

     I. DIRECTIONS TO DISBURSE INTEREST. Interest earned on the General Escrow Deposit or the Tax Escrow Deposit shall be paid to Sellers at the time the final disbursement of such Escrow is made. The parties shall include a direction to that effect at the time the parties direct the applicable Escrow Agent to make the final disbursement of the such Escrow Deposit.

     J.   RELEASE OF CASH FROM GENERAL ESCROW DEPOSIT.

          1. On the date which is 270 days after the Closing Date ("Partial Release Date"), the parties shall direct the General Escrow Agent in writing to release to Sellers the Excess Cash (as hereinafter defined). As used in this Agreement, "Excess Cash" shall mean the amount by which the General Escrow Deposit then held by the General Escrow Agent exceeds the Unresolved and Unpaid Claims (as hereinafter defined). As used in this Agreement, "Unresolved and Unpaid Claims" shall mean the sum of (i) any amount payable pursuant to Section 3.5, Net Uncollected Company Receivables, Warranty Costs and Escrow Claims (as defined in Section 11.5) of which Buyer has notified Sellers in accordance with this Article or
Article 3 or 11 hereof, in each case to the extent the amount thereof remains unresolved as of the date of determination or the amount thereof has been resolved but as to which cash has not been transferred to Buyer,
(ii) the amount required to be reserved for the Secured Claim pursuant to
Section 6.4, and (iii) $50,000 as the reserve for Prior Period Sales Taxes provided for in Section 6.5.

          2.   Thereafter, as disputes as to amounts payable under
Section 3.5, Warranty Costs and Escrow Claims are resolved, Secured Claim is settled or otherwise resolved and paid, or the reserve for Prior Period Sales Taxes reduced as provided in Section 6.5(c) and any Excess Cash exists, the parties shall direct the General Escrow Agent in writing to release the Excess Cash to Sellers.

     K. SPECIFIC PERFORMANCE. If any party fails to perform its obligations under this Article, the other parties shall be entitled to specific performance in addition to any other rights and remedies available at law or in equity.


                            ARTICLE 7.

                ADDITIONAL COVENANTS AND AGREEMENTS

     A. BOOKS AND RECORDS. Possession of the books, records and files of the Company shall be delivered to Buyer at Closing. The Company will store and retain all its business records in accordance with Buyer's written record retention policy unless Sellers notify Buyer that such policy is not acceptable within ten (10) business days after Sellers' receipt of such policy, in which case, at the time the Company would otherwise destroy a record pursuant to such policy, Buyer shall make such records available to Sellers at the location of such records at the time for removal by Sellers, at Sellers' sole expense, at any time during normal business hours. If Sellers do not notify Buyer that they wish to remove such records within ninety (90) days after the time the Company would otherwise destroy such records, the Company may destroy such records. During any period that the Company retains such records, Buyer shall give Sellers and their authorized representatives reasonable access to such records during normal business hours upon reasonable notice and shall permit Sellers and their authorized representatives to copy any such records, all at Sellers' sole expense.

     B. FINANCIAL INFORMATION. Sellers shall provide the Accountants with access to such financial information of the Company in the possession of Sellers or Sellers' accountants as Buyer may reasonably require for timely execution of audits of the financial statements of the Company as may be required of Buyer under the rules and regulations promulgated by the Securities and Exchange Commission, and shall cooperate with Buyer and its accountants, at Buyer's sole cost and expense, and make such customary representations as Buyer's accountant may request in connection with the audit of such financial statements.

     C. COLLECTION OF COMPANY RECEIVABLES. Buyer shall use its reasonable commercial efforts to collect the Company Receivables and the required sales and use taxes associated with the Company Receivables and to obtain exemption certificates where required; provided that Buyer shall not be required to initiate litigation or to submit a Company Receivable to a collection agency. Buyer shall furnish to Sellers on a monthly basis an aged list of the uncollected Company Receivables owned by the Company as of the end of the immediately preceding month. Buyer's policy on giving credits with respect to the Company Receivables owned by the Company shall be applied consistently with the policy which Buyer and its subsidiaries use to collect their own accounts receivable.

     Buyer shall not give any credit against, or settle any dispute regarding, a Company Receivable without Sellers' prior consent (which consent shall not be unreasonably withheld or delayed) if the proposed credit or settlement involves more than $1,000. The aggregate amount of credits against and settlements of a Company Receivable made by Buyer which either did not require Sellers' consent, or which required Sellers' consent and as to which such consent was obtained, are referred to in this Agreement as the "Approved A/R Settlements."

     D.   PAYMENT OF CAPITAL DEBT.  At the Closing:

          1. Sellers shall deliver to Buyer a letter from the Bank stating the amount required to be paid to the Bank to pay in full the principal and interest of, and all prepayment penalties and other charges with respect to, all indebtedness of the Company to the Bank (the "Bank Indebtedness");

          2. Sellers shall deliver to Buyer pay-off letters from all the holders of the notes payable by the Company to each of Ted, Janet Marshall and Oakmont Industries (the "Notes Payable") and shall cause such holders to deliver to Buyer the original of such Notes Payable;

          3. Buyer shall cause the Company to pay in full all unpaid principal and accrued interest on the Bank Indebtedness and the Notes Payable; and

          4. Buyer shall cause the Bank to deliver to Sellers the release of their personal guaranties of any of the Bank Debt.

     E. PUBLICITY. Neither Buyer, Sellers nor the Company shall announce or disclose publicly the terms or provisions hereof without the prior written approval of the other party, except such disclosure as may be required under securities law or common law (subject to giving the other party notice as promptly as possible of the intention to make such disclosure and providing the other party an opportunity to review and comment on the wording of such disclosure), and disclosure to its attorneys, accountants, lenders and those employees who need to know such information in order for the parties to fulfill their obligations hereunder.

     F. EMPLOYMENT AND NON-COMPETITION AGREEMENTS. At the Closing, Buyer and each of Ted and Janet Marshall shall enter into the Employment Agreements in the forms attached as Exhibits "E" and "F" to the Disclosure Schedules, respectively (the "Employment Agreements") and each of Ted and Marshall shall execute and deliver to Buyer the Non-Competition Agreement in the form attached as Exhibit "G" to the Disclosure Schedules (the "Non-Competition Agreements").

     G. RESIGNATION AND RELEASE. At the Closing, each of the Sellers shall execute and deliver to buyer the Mutual Release Agreement in the form attached as Exhibit "H" to the Disclosure Schedules (the "Mutual Release Agreement").

     H. SALE OF UAF. Prior to the Closing, Sellers shall cause the Company to sell to Ted all the outstanding shares of capital stock of UAF in a taxable transaction (the "UAF Sale") for a purchase price of $1,000 pursuant to that certain Sale Agreement dated as of the date hereof between the Company and Ted attached as Exhibit "J" to the Disclosure Schedules. From and after the UAF Sale, all employees of UAF shall cease to participate in any Benefit Plans of the Company. Sellers and UAF, jointly and severally, shall reimburse the Company for any costs incurred by the Company after the UAF Sale as a result of any claim made by any of the employees of UAF under any of the Benefit Plans to the extent not fully funded by the Closing or reflected on the Closing Balance Sheet.

     I.   [INTENTIONALLY OMITTED]

     J. UAF LEASE. At the Closing, the existing sublease between the Company and UAF shall be terminated and Buyer shall cause Midwesco Filter Resources, Inc., a Delaware corporation ("Midwesco"), and Ted shall cause UAF to, enter into the Lease between Midwesco and UAF in the form attached as Exhibit "K" to the Disclosure Schedules (the "UAF Lease").

     K. SERVICE AGREEMENT. At the Closing, Buyer shall cause the Company to, and Ted shall cause UAF to, enter into the Service Agreement between the Company and UAF in the form attached as Exhibit "L" to the Disclosure Schedules (the "Service Agreement").

     L. ASSUMPTION OF DEFENSE. From and after the Closing, Sellers shall indemnify, defend and hold the Company, Buyer and their respective officers, directors, employees and agents harmless of and from any and all liability, loss, damages, costs and expense incurred by any of the indemnified persons or entities with respect to our arising out of:

          1. the pending litigation captioned HINDMAN V. TDC AND ROY E. GREENLEES pending in the Circuit Court of Cook County, Case No. 96 L 01352;

          2.   any claims of Allan Frenzel against the Company;

          3.   any claims of Howard Hunter against the Company;

          4. any claims of Alonzo Marshall relating to his employment or the termination of his employment by the Company or UAF;

          5. any claims of Pattie Wopat-Olsen against UAF or its predecessor;

          6. the claims set forth in the proceeding captioned KIMBERLY K. ELLIOTT V. TDC FILTER MANUFACTURING, INC. before the Fair Labor Standards Division, Chicago, Illinois;

(the "Pending Claims"). Sellers shall have sole and exclusive responsibility for defending the Pending Claims at their cost and expense. Sellers shall defend the Pending Claims diligently and in good faith. Sellers may not settle the Pending Claims except solely for money damages which settlement shall provide for a full and unconditional release of the Company from all liability with respect to the Pending Claim so settled. Buyer shall cause the Company to cooperate in the defense of the Pending Claims; PROVIDED that such cooperation shall not unreasonably interfere with the performance of employees' duties to the Company and PROVIDED further that all out-of-pocket expenses incurred by the Company's employees shall be paid by Sellers. The Company may participate in such defense at its own cost and expense as long as Sellers are diligently defending the pending Claims. Sellers shall keep Buyers informed of the status of the Pending Claims. If Sellers fail to diligently defend the Pending Claims and such failure continues for thirty (30) days after notice thereof is given by Buyer to Sellers (or such shorter period as is required to avoid prejudicing the Company's defense), the Company may defend the Pending Claims at the cost and expense of Sellers, and such Pending Claims shall thereafter be treated as a Third Party Claim under Article 11. Sellers shall promptly pay any judgment or award rendered in any Pending Claim except to the extent such judgment or award is stayed by appeal. If Sellers fail to pay such judgment or award when due, Buyer may pay the same and seek reimbursement from Sellers therefor, including interest as provided in Section 11.10. Notwithstanding anything to the contrary herein contained, Ted and Lorie shall bear all of the Sellers' responsibilities hereunder with respect to the Hindman Litigation and Marshall shall have no liability with respect thereto.

     M. VACATION OF CONSENT JUDGMENT. Sellers shall use reasonable commercial efforts to assist the Company after the Closing in causing the vacation of the Consent Judgment entered against the Company in the proceeding captioned BHA GROUP, INC. V. TDC FILTER MANUFACTURING, INC., Case No. 97-0798-CV-W-2, pending in the United States District Court for the Western District of Missouri (the "BHA Proceeding"); provided that Sellers shall not be required to expend any out-of-pocket expenses in connection therewith.

     N. HOLLINGSWORTH & VOSE. Buyer shall cause the Company to pay to Hollingsworth & Vose Company ("H&V") $500,000 in payment of valid invoices of H&V to the Company on the Closing Date by wire transfer of immediately available funds to such account as shall be designated by H&V, and to bring the Company's account with H&V (other than the portion thereof attributable to UAF) current within 30 days after the Closing. At the Closing, Buyer shall deliver an irrevocable standby letter of credit issued by Harris Trust & Savings Bank for the balance of the Company's account with H&V which shall authorize H&V to draw thereon if such amount is not paid to H&V by Buyer or the Company within 30 days after the Closing. Ted shall pay to H&V at the Closing the portion of the Company's account attributable to UAF and all interest charged by H&V to the Company.

     O. NAME CHANGE OF TDC FILTER LIMITED. Ted represents and warrants that a certificate of dissolution has been filed with the Secretary of State of Delaware for TDC Filter Limited, a Delaware corporation.

     P.   [INTENTIONALLY OMITTED]

     Q. FORM 1099B. The Form 1099B prepared by Buyer with respect to the amount of the Purchase Price paid to Sellers shall not include any amount paid with respect to the Capital Debt or the Demand Note or any Negative Net Worth Adjustment or negative Working Capital Adjustment.

     R. BULK SALES. Buyer hereby waives all compliance by Sellers and the Company with any applicable bulk sales laws.


                            ARTICLE 8.

                  CERTAIN SECURITIES LAW MATTERS

     A. REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Sellers acknowledge that Buyer is issuing the Options in partial payment of the Purchase Price in a sale exempt from registration under the Securities Act 1933, as amended (the "Securities Act"), and that Buyer's willingness to issue the Options to Sellers is based upon the representation and warranties of Sellers contained herein. Sellers represent, warrant and agree that:

          1. The following documents ("MFRI Documents") have been delivered to Sellers in connection with the offering of the Options to Sellers:

               a. Annual Report to Stockholders of Buyer for fiscal year ended January 31, 1997.

               b. Proxy Statement for the 1997 Annual Meeting of Buyer's Stockholders held June 27, 1997.

               c. Annual Report on Form 10-K of Buyer for the fiscal year ended January 31, 1997.

               d. Quarterly Reports on Form 10-Q of Buyer for the quarters ended April 30, 1997 and July 31, 1997.

          2. The Options to be received by Sellers pursuant to this Agreement will be owned of record and beneficially by Sellers.

          3. Sellers (i) are acquiring their respective Options and the shares issuable thereunder for investment, for their own account and not with a view to distribution or resale, (ii) are not holding all or any portion of their respective Options for any other person, and
     (iii) agree not to engage in any Transaction (as defined herein) with respect to all or any part of the MFRI Shares issued upon exercise of their respective Options unless such MFRI Shares have been registered under the Securities Act and applicable state securities laws in a manner to permit such proposed Transaction or such proposed Transaction is exempt from the registration requirements of the Securities Act and such state laws in the opinion of Bell, Boyd & Lloyd, or other counsel for Sellers; provided such counsel is reasonably satisfactory to Buyer and in any event such opinion is in form and substance reasonably satisfactory to Buyer and Buyer's counsel. For purposes of this Agreement, "Transaction" shall mean any offer, sale, gift, disposition, attempted disposition, liquidating distribution, dividend or distribution in kind, transfer, assignment, delivery, pledge, hypothecation, allocation, or creation or attempted creation of any present or future interest, right, claim or privilege in or to any of MFRI Shares.

          4. Sellers, individually or in combination with their investment representatives, have such knowledge and experience in financial and business matters in general and in particular with respect to this type of investment that they are capable of evaluating the merits and risks of an investment in Buyer.

          5. Sellers have carefully read the MFRI Documents. Buyer has made available to Sellers or their attorneys and/or accountants all other documents that Sellers have requested relating to an investment in Buyer and Buyer has provided answers to all of their questions concerning the offering and an investment in Buyer. In evaluating the suitability of an investment in Buyer, Sellers have not relied upon any representations or other information (whether oral or written) other than as set forth in the MFRI Documents or as contained in any documents or answers to questions so furnished to Sellers by Buyer.

          6. Sellers acknowledge that an investment in Buyer involves certain risks.

          7. No projections or forecasts of the operating results of Buyer have been furnished to Sellers.

          8. Sellers acknowledges that neither the Options nor the MFRI Shares have been registered under the Securities Act or applicable state securities laws, and the MFRI Shares cannot be transferred in any Transaction unless subsequently registered under the Securities Act and such state laws or unless, in the opinion of counsel satisfactory to Buyer, an exemption from such registration is available; Rule 144, adopted under the Securities Act and governing the possible disposition to the public of the MFRI Shares, is not currently available and will only be available to Sellers after exercise of their respective Options and completion of the holding period specified in such Rule and compliance with the other terms and conditions of Rule 144 as in effect from time to time.

          9. No federal or state agency or any other third party has been provided with or made any finding or determination as to (i) the adequacy or accuracy of the information set forth in the MFRI Documents, or (ii) the fairness of the terms and provisions of the transactions contemplated by this Agreement.

          10. The MFRI Documents supersede any description of Buyer and all other information relating to Buyer (other than that set forth in this Agreement) that Sellers may have received in any prior communication.

          11. The Options are not transferable (except upon death) and the Options and the certificates representing the MFRI Shares shall bear the following legend:

               "[THIS OPTION HAS] [THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE] not been registered under the Securities Act of 1933 or any state law. Transactions in [THIS OPTION] [SHARES REPRESENTED BY THIS CERTIFICATE] may not be effected unless, in the opinion of counsel reasonably satisfactory to the issuer, registered under said Securities Act and such state laws or an exemption from such registration is available."

          12. Ted and Lorie are accredited investors as defined in Rule 501(a) promulgated under the Securities Act.

     B.   [INTENTIONALLY OMITTED]

     C. REGISTRATION RIGHTS AGREEMENT. At the Closing, Buyer and Sellers shall enter into the Registration Rights Agreement in the form attached as Exhibit "M" to the Disclosure Schedules (the "Registration Rights
Agreement").


                            ARTICLE 9.

                  ACTION TO BE TAKEN IMMEDIATELY
                      PRIOR TO AND AT CLOSING

     A.   [INTENTIONALLY OMITTED]

     B. ACTION TO BE TAKEN BY SELLERS. At the Closing, Sellers shall deliver to Buyer the following:

          1. the certificates evidencing the Shares, duly endorsed or accompanied by duly executed stock powers assigning the Shares to Buyer;

          2. executed counterparts of the General Escrow Agreement and the Tax Escrow Agreement;

          3. Employment Agreements executed by Ted and Janet Marshall;

          4. Non-Competition Agreements executed by Sellers;

          5. Mutual Release executed by Sellers;

          6. such evidence as Buyer shall reasonably require to evidence the purchase of the shares of UAF by Ted and the terms of such purchase;

          7. the UAF Lease, executed by UAF;

          8. the Service Agreement, executed by UAF and the Company;

          9. a pay-off letter from the Bank as to the amount required to pay the Bank Indebtedness in full;

          10. pay-off letters from the holders of each of the Notes Payable and the originals of such Notes Payable;

          11. letter from the Town of Cicero consenting to the sale of the Shares and stating the balance owed by the Company under the Loan Agreement between the Company and the Town of Cicero as of the Closing Date and stating that no defaults exist under such Loan Agreement;

          12. the Registration Rights Agreement, executed by Sellers;

          13. certificates of good standing of the Company issued by the Secretary of States of Delaware and Illinois;

          14. the opinion of Bell, Boyd & Lloyd, counsel to Sellers and the Company, dated the Closing Date, addressed to Buyer and substantially to the effect that:

               a. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to transact business as a foreign corporation in and is in good standing under the laws of the State of Illinois;

               b. The Company has all requisite corporate power and authority to own, lease and operate its properties and the business as presently conducted and to enter into and perform its obligations hereunder;

               c. The authorized capital stock of the Company consists of 200 shares of common stock, and based upon such firm's review of the Company's minute book and stock ledger, 10 shares of such common stock are issued and outstanding, all of which are owned of record by Sellers;

               d. All the issued and outstanding shares of UAF that were previously owned by the Company are registered in the name of Ted; and

               e. This Agreement has been duly executed and delivered by Sellers and constitutes the legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity;

          15. evidence of the release of all claims of Allan Frenzel against the Company; and

          16. evidence of the filing of a certificate of dissolution for TDC Filter Limited.

     C. ACTION TO BE TAKEN BY BUYER. At the Closing, Buyer shall deliver to Sellers the following:

          1. the Options;

          2. executed counterparts of the General Escrow Agreement and the Tax Escrow Agreement;

          3. executed counterparts of the Employment Agreements;

          4. executed counterparts of the Non-Competition Agreements;

          5. such documents as are required to be executed by Buyer pursuant to the Real Estate Sales Contract;

          6. executed counterparts of the Registration Rights Agreement;

          7. the UAF Lease, executed Midwesco Filter Resources, Inc.;

          8. the Service Agreement, executed by the Company;

          9. the Landlord Waiver and Notification between the Bank and Buyer required in conjunction with the Bank's financing of UAF;

          10. a certified copy of the resolutions duly adopted by the Board of Directors of Buyer authorizing the transactions contemplated hereby;

          11. the opinion of Rudnick & Wolfe, counsel to Buyer, dated the Closing Date and addressed to Sellers, to the effect that:

               a. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to transact business as a foreign corporation and is in good standing under the laws of the State of Illinois;

               b. Buyer has all requisite corporate power and authority to own, lease and operate its properties and business as presently conducted and to enter into and perform its obligations hereunder;

               c. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer;

               d. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity;

               e. Buyer has taken all corporate action necessary to permit it to issue the Options pursuant to this Agreement;

               f. The MFRI Shares will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of Buyer will have any preemptive right of subscription or purchase in respect thereof.

     D. PAYMENTS BY BUYER AND SELLERS. Upon delivery of the documents pursuant to Sections 9.1 and 9.2, Buyer shall pay the Estimated Share Price in accordance with Section 3.2, and Buyer shall cause Company to pay off the Capital Debt (other than the loan from the Town of Cicero) in accordance with Section 7.4.

     E. FORM OF DOCUMENTS. All documents to be furnished at Closing shall be in form and substance reasonably satisfactory to Buyer and Sellers and their respective counsel.

     F. FURTHER ASSURANCES. At any time on or after the Closing, the parties hereto shall each perform such acts, execute and deliver such instruments, assignments, endorsements and other documents and do all such other things consistent with the terms of this Agreement as may be reasonably necessary to accomplish the transactions contemplated in this Agreement or otherwise carry out the purpose of this Agreement.


                            ARTICLE 10.

            SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     The representations and warranties contained in this Agreement shall survive for a period of three (3) years after the Closing Date and shall not survive thereafter; provided, however, that (a) the representations and warranties of Sellers related to securities and tax matters shall survive until the expiration of the respective statute of limitations with respect thereto applicable under the relevant securities laws or applicable to governmental authorities collecting or administering such taxes,
(b) representations and warranties of Sellers with respect to title to the Shares and the Real Estate shall survive the Closing without any limitation as to time. The applicable period of survival of each such representation and warranty is referred to herein as the "Survival Period". Any claim or cause of action based upon or arising out of a breach of a representation or warranty made hereunder or in any other document delivered pursuant hereto must be made within the Survival Period or the party against which such claim is made shall have no liability with respect thereto. Any claim or cause of action based upon or arising out of a breach of such a representation or warranty which is made within the Survival Period applicable thereto shall survive the expiration of such Survival Period.

     Nothing contained in this Article, however, shall affect the obligations of Sellers or Buyer to perform the agreements and covenants to be performed by any of them hereunder or in connection herewith either on or after the Closing Date, which agreements and covenants shall survive the Closing until such time as the same have been performed in full.


                            ARTICLE 11.

                          INDEMNIFICATION

     A. INDEMNIFICATION BY SELLERS OF BUYER. Sellers shall indemnify, defend, and hold Buyer and Buyer's directors, officers, shareholders, employees and agents harmless from and against any and all costs, expenses, losses, damages or liabilities (including, without limitation, reasonable attorneys' fees) incurred by Buyer or any of Buyer's directors, officers, shareholders, employees or agents with respect to or in connection with the following (but only to the extent not taken into consideration in determining the Working Capital Adjustment, the Closing Net Worth, the Net Uncollected Receivables or Warranty Costs):

          1. the existence of any fact, circumstance, situation or condition constituting a breach or violation of any of the representations, warranties, covenants or agreements of Sellers contained in this Agreement or in any document delivered pursuant hereto;

          2. the Excluded Liabilities (as hereinafter defined); and

          3. any claims made by any governmental authority or third party for damages or clean-up costs under any Federal, state or local law, rule, regulation or policy governing environmental matters (including, without limitation, the treatment, storage, disposal, generation, transportation, handling or release of Hazardous Materials), relating to the condition of the Real Estate on the Closing Date or the conduct of the Business on or prior to the Closing Date, whether or not known to Sellers or Buyer or disclosed herein and whether or not a breach of any of the representations and warranties of Sellers made in this Agreement or pursuant hereto.

     B. INDEMNIFICATION OF SELLERS BY BUYER. Buyer shall indemnify, defend and hold Sellers harmless from and against any and all costs, expenses, losses, damages or liabilities (including, without limitation, reasonable attorneys' fees) incurred by Sellers with respect to or in connection with:

          1. the existence of any fact, circumstance, situation or condition constituting a breach or violation of any of the representations, warranties, covenants or agreements of Buyer contained in this Agreement or in any document delivered pursuant hereto; and

          2. the Continuing Liabilities (as hereinafter defined).

     C. CONTINUING LIABILITIES. As used in this Agreement, "Continuing Liabilities" shall mean those liabilities of the Company (other than those specifically identified as Excluded Liabilities in Section 11.4) arising from the conduct of the Company's business in the ordinary course on or prior to the Closing Date, including without limitation the following:

          1. all accounts payable of the Company remaining unpaid at the close of business on the Closing Date which arose in the ordinary course of business;

          2. all commissions and other amounts payable to independent sales representatives of the Company in the ordinary course (excluding any claims included in the Pending Claims);

          3. wages, salaries, federal, state and local income tax withholding, social security tax contributions (both by employer and employee) and unemployment taxes, in each case with respect to salaries and wages for employees of the Company for the pay period which ends after the Closing Date, any unpaid commissions and incentives payable to the employees of the Company as of the Closing Date, and any unpaid and accrued vacation liability with respect to the employees of the Company (excluding any claims included in the Pending Litigation);

          4. all personal property leases for capitalized leases and operating leases which are listed in Schedule 11.3(d);

          5. the principal of and interest remaining unpaid under the Capital Debt, together with all penalties and charges, if any, resulting from prepayment of said loan;

          6. the Loan Agreement between the Company and the Town of Cicero;

          7. the BHA Proceeding;

          8. all Taxes owed by the Company which are not past due, but only to the extent the aggregate amount thereof does not exceed the amount thereof included in the Closing Balance Sheet;

          9. written warranty obligations and warranty obligations implied under law to customers of the Company and the Company's obligations to customers for refunds, service and replacements with respect to products sold by the Company on or before the Closing Date, but only to the extent the same are legally enforceable against the Company; notwithstanding the foregoing, Purchaser shall not assume Excluded Warranties (as defined in Section 11.4);

          10. all legally binding sales orders and contracts from customers of the Company placed in the ordinary course of business and which are unfilled as of the close of business on the Closing Date; and

          11. all purchase contracts placed by the Company with suppliers in the ordinary course of business.

     D. EXCLUDED LIABILITIES. As used in this Agreement, "Excluded Liabilities" shall mean those liabilities of the Company arising from the conduct of the business of the Company on or prior to the Closing Date which are outside the ordinary course of business, including without limitation the following:

          1. any liabilities of the Company of the nature described in paragraph (f) of Section 11.3 which exceed the respective amounts thereof included in the Closing Balance Sheet and any liabilities under capitalized leases listed in Schedule 11.3(d) which exceed the amount thereof included in the Closing Balance Sheet;

          2. any liability of the Company with respect to Taxes which are past due;

          3. any liability of the Company with respect to Taxes which are not past due which exceed the amount thereof included in the Closing Balance Sheet;

          4. any liability arising under any agreement with any sales representative, distributor or other agent or representative of the Business except for the Continuing Liabilities described in
     Section 11.3;

          5. any liabilities with respect to purchase orders and contracts from customers which are not included in Continuing Liabilities, and any sales contracts with suppliers which are not included in Continuing Liabilities;

          6. any Warranty Costs to be paid from the General Escrow Deposit pursuant to Section 6.3 and any warranty obligations of Sellers which have a term longer than twelve months (the "Excluded Warranties");

          7. any liabilities arising from the infringement by the Company of the patent, trademark or other proprietary rights of a third party to the extent such liabilities relate to sales made or actions taken by the Company on or prior to the Closing Date;

          8. employee discrimination, wrongful discharge and unfair labor practice claims arising out of the conduct by the Company of the Business on or prior to the Closing Date;

          9. any liability of Ted or the Company for violation of any law, regulation, rule or ordinance including, without limitation, any violation of any Environmental Laws;

          10. any liability of the Company arising with respect to the Pending Claims;

          11. any liability or obligation of any kind whatsoever of UAF or of TDC Filter Limited, a Delaware corporation, whether absolute or contingent, fixed or unliquidated; and

          12. any liability of the Company under that certain document dated August 21, 1995 between the Company, Janet Marshall and Robert Mace.

     E. PROCEDURE FOR USING GENERAL ESCROW DEPOSIT TO PAY FOR INDEMNIFICATION. In the event Buyer is entitled to indemnification hereunder, Buyer shall proceed first against the Escrow Deposit for satisfaction of such claim (the "Escrow Claim") in accordance with the provisions of this Section before exercising any of its other rights against Sellers.

          1. Buyer shall notify Sellers of the amount of the General Escrow Claim, including (in the case of a third party claim) the damages and liabilities, and costs and expenses (including reasonable attorneys' fees) incurred and to be incurred in connection therewith.

          2. The parties shall direct the General Escrow Agent to transfer to Buyer the lesser of the General Escrow Deposit or the amount of such General Escrow Claim, on the last to occur of (i) the fifth (5th) business day after the date of Buyer's notice of the General Escrow Claim, or (ii) if such General Escrow Claim is contested as hereinafter provided, the date the dispute is resolved in accordance with this Section, or (iii) the date such General Escrow Claim becomes liquidated in amount.

          3. If Sellers dispute the claim as a valid Escrow Claim, Sellers shall so notify Buyer and General Escrow Agent within ten (10) business days after the date of notice of such General Escrow Claim. The parties shall attempt in good faith to resolve such dispute. If the parties have not resolved such dispute within thirty (30) days after Sellers notified Buyer and General Escrow Agent of such dispute, then such dispute shall be resolved by a committee of three arbitrators (one appointed by Sellers, one appointed by Buyer and one appointed by the other two so appointed), who shall be appointed within sixty (60) days after the expiration of such thirty (30) day period. The arbitrator shall be located in, and the arbitration shall take place in, Chicago, Illinois in accordance with the rules of the American Arbitration Association and their decision shall be final and binding on the parties. The expenses of such arbitration (excluding expenses incurred by the parties in connection with such proceeding, which shall be borne by the party incurring such expenses) shall be borne one-half by Buyer and one-half by Sellers. The parties shall cooperate and diligently pursue the arbitration of such claim in order for a decision to be made by the arbitrators within 45 days after their appointment.

     F. PROCEDURE FOR INDEMNIFICATION BY BUYER. Except as otherwise provided in Section 7.12, if a complaint, claim or legal action is brought or made by a third party ("Third Party Claim") as to which Sellers are entitled to indemnification hereunder, Sellers shall give written notice of such Third Party Claim to Buyer promptly after Sellers receive notice thereof, which notice shall include a copy of any letter, complaint or similar writing received by Sellers; provided, however, that any failure to provide, or delay in providing such notification shall not constitute a bar or defense to indemnification except to the extent Buyer has been prejudiced thereby.

     Buyer shall assume the defense of such Third Party Claim. The obligations of Buyer under this Article 11 shall include taking all steps necessary in the defense of such Third Party Claim and holding Sellers harmless from and against any and all damages caused by or arising out of any settlement or any judgment in connection with such claim or litigation.

     G. PROCEDURE FOR INDEMNIFICATION BY SELLERS. Except as otherwise provided in Section 7.12:

          1. If a Third Party Claim is brought or made as to which Buyer is entitled to indemnification hereunder, Buyer may defend against such claim or litigation in such manner as it deems appropriate; provided, however, that Buyer may not settle such Third Party Claim without the prior written consent of Sellers. Sellers shall promptly reimburse Buyer for the amount of any judgment rendered with respect to such Third Party Claim, and for all costs and expenses reasonably incurred by Buyer in the defense of such claim.

          2. If an offer to settle a Third Party Claim is made by a third party, or if Buyer desires to make a settlement offer to settle a Third Party Claim, the parties shall attempt in good faith to determine whether such proposed settlement offer is reasonable in light of all the circumstances (including, without limiting the foregoing, Sellers' net worth as measured against the exposure to liability for such Third Party Claim). If Sellers do not object to such settlement offer in the manner hereinafter provided, Buyer may accept or make such settlement offer, and Sellers shall promptly reimburse Buyer for the amount of such settlement if it is in fact made on such terms.

     If Sellers believe the proposed settlement offer is unreasonable and do not approve of the same, then prior to the time the settlement offer expires or the time for making the settlement offer, Sellers must notify Buyer in writing that they withhold their consent to such settlement offer, in which case such notice shall be invalid unless Sellers have deposited into the General Escrow (or if the General Escrow has been terminated, a comparable escrow) cash in an amount equal to the full damages sought in such Third Party Claim plus Buyer's estimated costs of defending the same.

     H. OFFER OF SETTLEMENT. Notwithstanding anything to the contrary contained in this Article 11, if a full and unconditional settlement offer solely for money damages is made by the applicable third party involved in the Third Party Claim, which offer the party obligated to provide indemnification hereunder ("Indemnitor") desires to accept, the Indemnitor shall so notify the party entitled to indemnification under this Agreement ("Claimant") in writing. If the Claimant declines to accept such settlement offer, the Claimant may continue to contest the Third Party Claim, free of any participation by the Indemnitor, at the Claimant's sole expense, and the amount of any ultimate liability with respect to such Third Party Claim which the Indemnitor shall be obligated to pay pursuant to this Article 11 shall equal the lesser of (a) the amount of the settlement offer which the Claimant declined to accept, or (b) the ultimate losses incurred by the Claimant, subject, however, to the other limitations set forth in this Article 11.

     I. COOPERATION. The parties agree to cooperate with each other in the defense of any Third Party Claim.

     J. PAST DUE AMOUNTS. If any amount owed by Sellers to Buyer pursuant to this Agreement is not paid when due, such amount shall bear interest at a rate equal to the prime (or equivalent) rate charged by the Bank plus 4% until paid in full, and Sellers shall reimburse Buyer on demand for all reasonable attorneys' fees incurred by Buyer in collecting such amount.

     K. RIGHT OF SET-OFF. Buyer may set-off any amount owed to it by Sellers pursuant to this Agreement against any amount owed by Buyer to Ted or Lorie with respect to the Hindman Litigation or any Prior Period Seller Income Taxes pursuant to this Agreement.

     L. NO RIGHTS FOR BREACHES KNOWN PRIOR TO CLOSING. Neither party shall have any liability for a breach of a representation or warranty made hereunder if such breach was known to the other party prior to the Closing. If the provisions of this Section conflict with any provision of Article 6 or Article 7, the provisions of Article 6 and Article 7 shall prevail.

     M. BASKET. Notwithstanding anything to the contrary herein contained, Sellers shall not be obligated to provide any indemnification hereunder to Buyer pursuant to Section 11.1(a) as a result of the breach or violation of any of Sellers' representations and warranties hereunder unless and until the aggregate costs, expenses, losses, damages and liabilities incurred by Buyer as a result of such breach or violation (without regard to any materiality qualifications in the representations and warranties of Sellers hereunder) (collectively, "Losses") exceed $20,000, it being the parties' intention that the first $20,000 of such Losses shall be borne by Buyer.

     N. CAP. Notwithstanding anything to the contrary herein contained, Sellers shall not be obligated to provide indemnification to Buyer pursuant to Section 11.1 of this Agreement or to make any other payments hereunder (except with respect to the Unlimited Claims, as hereinafter defined) in excess of an aggregate amount of $750,000. Buyer's recourse against Sellers personally for payment of Sellers' indemnification obligations or to make any other payments hereunder (including Buyer's rights of offset under Ted's Noncompetition Agreement and Ted's Employment Agreement) shall be limited to the amount of the General Escrow Deposit released to Sellers, except with respect to Unlimited Claims. Sellers shall have unlimited personal liability, and Buyer shall have unlimited right of offset under Ted's Noncompetition Agreement and Ted's Employment Agreement, for the Unlimited Claims; provided, however, that Marshall shall have no personal liability for the Prior Period Seller Income Taxes, the Hindman Litigation or the adjustment pursuant to Section 3.6, which liability shall be borne solely by Ted and Lorie. As used herein, "Unlimited Claims" shall mean Prior Period Seller Income Taxes, any amounts payable with respect to the Pending Claims, including but not limited to the Hindman Litigation, and the adjustment pursuant to Section 3.6.

                            ARTICLE 12.

                   ALTERNATE DISPUTE RESOLUTION

     If a dispute arises between the parties that is not to be resolved by the Dispute
Accountants pursuant to this Agreement, then the dispute may be submitted by Sellers or buyer to an individual or organization recognized in the field of alternate dispute resolution agreed upon by the parties ("Mediator"). The Mediator shall be requested to recommend to the parties in writing a procedure for non-binding mediation ("Mediation") to resolve such dispute. The parties shall cooperate and diligently pursue a resolution through Mediation within 45 days after the Mediator has been agreed upon. If the dispute cannot be resolved within such period as the Mediator deems reasonable, the Mediator shall, upon the request of Buyer or Sellers, certify to the parties that the dispute is incapable of resolution through the Mediation process. The expenses of such Mediation (excluding expenses incurred solely by Buyer or Sellers in such Mediation, which shall be borne by the party incurring such expenses) shall be borne one-half by Buyer and one-half by Sellers. Since the Mediation is conducted for the purpose of settling a dispute, all proposals and settlement offers shall be inadmissible for any purpose by virtue of Rule 408 of the Federal Rules of Evidence and the principles expressed in such rule.

     If Buyer and Sellers are unable to agree upon a Mediator within ten
(10) days after either party notifies the other of the notifying party's desire to submit the dispute in question to a Mediator or the Mediator certifies to the parties that the dispute is incapable of resolution through the Mediation process, then either party shall be entitled to commence legal proceedings in order to resolve such dispute.

                            ARTICLE 13.

                           MISCELLANEOUS

     A. WRITTEN AGREEMENT TO GOVERN. This Agreement sets forth the entire understanding and supersedes all prior and contemporaneous oral and written agreements between the parties relating to the subject matter contained herein, and merges all prior and contemporaneous discussions between them. No party shall be bound by any definition, condition, representation, warranty, covenant or provision other than as expressly stated in this Agreement or as subsequently shall be set forth in writing and executed by a duly authorized representative of each of the parties.

     B. SEVERABILITY. The parties expressly agree that it is not the intention of any party to violate any public policy, statutory or common laws, rules, regulations, treaties or decisions of any government or agency thereof. If any provision of this Agreement is judicially or administratively interpreted or construed as being so in violation, such provision shall be inoperative and the remainder of this Agreement shall remain binding upon the parties hereto.

     C. NOTICES AND OTHER COMMUNICATIONS. All notices, demands or requests provided for or permitted to be given pursuant to this Agreement must be in writing. All notices, demands and requests shall be deemed to have been properly served if given by personal delivery, or if transmitted by telecopy, or if delivered to Federal Express or other reputable overnight carrier for next business day delivery, charges billed to or prepaid by shipper, or if deposited in the United States mail, registered or certified with return receipt requested, proper postage prepaid, addressed as follows:

          If to Sellers:         Mr. and Mrs. Roy E. Greenlees
                                 521 Hastings Road
                                 Lake Forest, Illinois   60045

                                 Janet Marshall
                                 1101 North Edmer
                                 Oak Park, Illinois  60302

          With a copy to:        Robert F. Monaghan
                                 Rathje, Kulp & Monaghan
                                 20 North Clark Street, Suite 2300
                                 Chicago, Illinois   60602
                                 Telecopy No.:  (312) 321-0409

          With a copy to:        John T. McCarthy, Esq.
                                 Bell, Boyd & Lloyd
                                 Three First National Plaza, Suite 3300
                                 Chicago, Illinois   60602
                                 Telecopy No.:  (312) 372-2098

          If to Buyer:           MFRI, Inc.
                                 7720 North Lehigh Avenue
                                 Niles, Illinois   60714
                                 Attn:  Mr. David Unger
                                 Telecopy No.:  (847) 966-2359

          With a copy to:        Rudnick & Wolfe
                                 203 North LaSalle Street, Suite 1800
                                 Chicago, Illinois   60601
                                 Attn:  Hal M. Brown, Esq.
                                 Telecopy No.:  (312) 236-7516

     Each notice, demand or request shall be effective upon personal delivery, or upon confirmation of receipt of the applicable telecopy, or one (1) business day after delivery to a reputable overnight carrier in accordance with the foregoing, or three (3) business days after the date on which the same is deposited in the United States mail in accordance with the foregoing. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall not adversely impact the effectiveness of any such notice, demand or request.

     Any addressee may change its address for notices hereunder by giving written notice in accordance with this Section.

     D. COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute one and the same agreement.

     E. LAW TO GOVERN. The validity, construction and enforceability of this Agreement shall be governed in all respects by the laws of the State of Illinois, without regard to its conflict of laws rules.

     F. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that except as provided in this Section, no party may assign its rights and obligations hereunder without the prior written consent of the other parties, which consent may unreasonably be withheld. Notwithstanding the foregoing, Buyer may assign its rights and delegate the performance of its obligations hereunder to a direct or indirect wholly-owned subsidiary of Buyer without the prior written consent of the other parties, such assignment to become effective upon written notification thereof to Sellers, in which case Buyer will continue to be liable for all of its obligations hereunder.

     G. NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

     H. BUSINESS DAY. As used in this Agreement, "business day" means any day on which Federal banks in Chicago, Illinois are not required or permitted to be closed.

     I. INTERPRETATION. The masculine, feminine or neuter pronouns used herein shall be interpreted without regard to gender, and the use of the singular or plural shall be deemed to include the other whenever the context so requires. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of this Agreement. Unless otherwise expressly stated herein, all references herein to articles, sections and paragraphs are to sections and paragraphs in this Agreement and all references herein to Schedules are to Schedules attached to the Disclosure Schedules. The obligations of Sellers under this Agreement shall be joint and several.

     J. MODIFICATION. The parties to this Agreement may, by mutual written consent executed by an authorized officer of Buyer and Sellers, modify or supplement this Agreement in such manner as may be mutually agreed upon by them in writing.

     K. WAIVER OF PROVISIONS. The terms, covenants, representations, warranties and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time to require performance of any provisions hereof shall, in no manner, affect the right at a later date to enforce the same. No waiver by any party of any condition, or breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

     L. EXPENSES. Except as otherwise provided in this Agreement or the Real Estate Sale Contract, each party shall bear its own expenses incident to this Agreement and the transactions contemplated hereby, including without limitation, all fees of counsel, accountants and consultants.

     M. NO OFFER. This Agreement is not an offer and shall not be binding on either party until signed by all parties.

     IN WITNESS WHEREOF, Buyer has caused this Agreement to be executed on its behalf by its officer thereunto duly authorized, and Sellers have executed this agreement, all on or as of the day and year first above written.


                               MFRI, INC.


                               By:  /S/ DAVID UNGER
                                   Its:  PRESIDENT


                               /S/ ROY E. GREENLEES
                               Roy E. Greenlees


                               /S/ LORIE GREENLEES
                               Lorie Greenlees


                               /S/ JANET MARSHALL
                               Janet Marshall